Exhibit 10.19

THIRD AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of June 10, 2003

among

THE VAIL CORPORATION
(d/b/a "Vail Associates, Inc."),

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer,

FLEET NATIONAL BANK,

as Syndication Agent and an L/C Issuer,

us bank national association,

wells fargo bank, NATIONAL ASSOCIATION,

AND

deutsche bank TRUST COMPANY AMERICAS

as Co-Documentation Agents,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

and

FLEET SECURITIES, INC.,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS AND TERMS. *

1.1 Definitions. *

1.2 Number and Gender of Words. *

1.3 Accounting Principles. *

1.4 Rounding. *

1.5 References to Agreements and Laws. *

1.6 Times of Day. *

1.7 L/C Amounts. *

SECTION 2 COMMITMENT. *

2.1 Credit Facility. *

2.2 Loan Procedure. *

2.3 L/C Subfacility. *

SECTION 3 TERMS OF PAYMENT. *

3.1 Notes and Payments. *

3.2 Interest and Principal Payments; Voluntary Commitment Reductions. *

3.3 Interest Options. *

3.4 Quotation of Rates. *

3.5 Default Rate. *

3.6 Interest Recapture. *

3.7 Interest Calculations. *

3.8 Maximum Rate. *

3.9 Interest Periods. *

3.10 Order of Application. *

3.11 Sharing of Payments, Etc. *

3.12 Booking Loans. *

3.13 Inability to Determine Rates. *

3.14 Increased Cost and Reduced Return; Capital Adequacy; Reserves on
LIBOR Rate Loans. *

3.15 Taxes. *

3.16 Illegality. *

3.17 Funding Loss. *

3.18 Matters Applicable to all Requests for Compensation. *

SECTION 4 FEES. *

4.1 Treatment of Fees. *

4.2 Fee Letter. *

4.3 L/C Fees. *

4.4 Revolver Commitment Fee. *

SECTION 5 GUARANTY AND SECURITY. *

5.1 Guaranty. *

5.2 Collateral. *

5.3 Additional Collateral and Guaranties. *

5.4 Additional Documents or Information. *

SECTION 6 CONDITIONS PRECEDENT. *

6.1 Initial Advance. *

6.2 Each Advance. *

SECTION 7 REPRESENTATIONS AND WARRANTIES. *

7.1 Regulation U. *

7.2 Corporate Existence, Good Standing, Authority and Compliance. *

7.3 Subsidiaries. *

7.4 Authorization and Contravention. *

7.5 Binding Effect. *

7.6 Financial Statements; Fiscal Year. *

7.7 Litigation. *

7.8 Taxes. *

7.9 Environmental Matters. *

7.10 Employee Plans. *

7.11 Properties and Liens. *

7.12 Government Regulations. *

7.13 Transactions with Affiliates. *

7.14 Debt. *

7.15 Material Agreements. *

7.16 Labor Matters. *

7.17 Solvency. *

7.18 Intellectual Property. *

7.19 Full Disclosure. *

7.20 Insurance. *

7.21 Compliance with Laws. *

7.22 Tax Shelter Regulations. *

7.23 Senior Debt. *

SECTION 8 AFFIRMATIVE COVENANTS. *

8.1 Items to be Furnished. *

8.2 Use of Proceeds. *

8.3 Books and Records. *

8.4 Inspections. *

8.5 Taxes. *

8.6 Payment of Obligations. *

8.7 Maintenance of Existence, Assets, and Business. *

8.8 Insurance. *

8.9 Environmental Laws. *

8.10 Subsidiaries. *

SECTION 9 NEGATIVE COVENANTS. *

9.1 Taxes. *

9.2 Payment of Obligations. *

9.3 Employee Plans. *

9.4 Debt. *

9.5 Liens. *

9.6 Transactions with Affiliates. *

9.7 Compliance with Laws and Documents. *

9.8 Loans, Advances and Investments. *

9.9 Management Fees and Distributions. *

9.10 Sale of Assets. *

9.11 Acquisitions, Mergers, and Dissolutions. *

9.12 Assignment. *

9.13 Fiscal Year and Accounting Methods. *

9.14 New Businesses. *

9.15 Government Regulations. *

9.16 Burdensome Agreements. *

9.17 Use of Proceeds. *

SECTION 10 FINANCIAL COVENANTS. *

10.1 Maximum Leverage Ratios. *

10.2 Minimum Fixed Charge Coverage Ratio. *

10.3 Minimum Net Worth. *

10.4 Interest Coverage Ratio. *

10.5 Capital Expenditures. *

SECTION 11 DEFAULT. *

11.1 Payment of Obligation. *

11.2 Covenants. *

11.3 Debtor Relief. *

11.4 Judgments and Attachments. *

11.5 Government Action. *

11.6 Misrepresentation. *

11.7 Ownership. *

11.8 Default Under Other Agreements. *

11.9 Subordinated Debt. *

11.10 Validity and Enforceability of Loan Papers. *

11.11 Employee Plans. *

SECTION 12 RIGHTS AND REMEDIES. *

12.1 Remedies Upon Default. *

12.2 Company Waivers. *

12.3 Performance by Administrative Agent. *

12.4 Not in Control. *

12.5 Course of Dealing. *

12.6 Cumulative Rights. *

12.7 Application of Proceeds. *

12.8 Diminution in Value of Collateral. *

12.9 Certain Proceedings. *

SECTION 13 ADMINISTRATIVE AGENT. *

13.1 Appointment and Authorization of Administrative Agent. *

13.2 Delegation of Duties. *

13.3 Liability of Administrative Agent. *

13.4 Reliance by Administrative Agent. *

13.5 Notice of Default. *

13.6 Credit Decision; Disclosure of Information by Administrative Agent. *

13.7 Indemnification of Administrative Agent. *

13.8 Administrative Agent in its Individual Capacity. *

13.9 Successor Administrative Agent. *

13.10 Administrative Agent May File Proofs of Claim. *

13.11 Collateral and Guaranty Matters. *

13.12 Financial Hedges. *

13.13 Bond L/Cs and Bond Documents. *

13.14 Other Agents; Arrangers and Managers. *

13.15 Limitation of Liability. *

SECTION 14 MISCELLANEOUS. *

14.1 Headings. *

14.2 Nonbusiness Days; Time. *

14.3 Notices and Other Communications; Facsimile Copies. *

14.4 Form and Number of Documents. *

14.5 Attorney Costs, Expenses and Taxes. *

14.6 Indemnification by Restricted Companies. *

14.7 Exceptions to Covenants. *

14.8 Survival. *

14.9 Governing Law. *

14.10 Invalid Provisions. *

14.11 Venue; Service of Process; Jury Trial. *

14.12 Amendments, Etc. *

14.13 Multiple Counterparts. *

14.14 Successors and Assigns; Participation. *

14.15 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. *

14.16 Set-Off. *

14.17 Tax Forms. *

14.18 Replacement of Lenders. *

14.19 Confidentiality. *

14.20 Survival of Representations and Warranties. *

14.21 Entirety. *

14.22 Restatement of Existing Agreement. *

SCHEDULES AND EXHIBITS

Schedule 1 Parties, Addresses, Committed Sums, and Wiring Information
Schedule 2 Closing Date Critical Assets
Schedule 2.3 Existing Letters of Credit and Scheduled Debt
Schedule 6.1 Post-Closing Items and Conditions
Schedule 7.2 Corporate Organization and Structure
Schedule 7.7 Material Litigation Summary
Schedule 7.9 Material Environmental Matters
Schedule 7.13 Non-Standard Transactions with Affiliates

Schedule 9.8 Loans, Advances and Investments

Schedule 9.9 Permitted Distributions

Schedule 9.16 Existing Burdensome Agreements

Exhibit A-1 Form of Revolver Note
Exhibit A-2 Form of Term Loan Note
Exhibit B Form of Guaranty
Exhibit C Form of Loan Notice
Exhibit D Form of Compliance Certificate
Exhibit E Form of Assignment and Assumption
Exhibit F Form of Pledge Agreement

CREDIT AGREEMENT

This Third Amended and Restated Revolving Credit and Term Loan Agreement is entered into as of June 10, 2003, among The Vail Corporation, a Colorado corporation doing business as "Vail Associates, Inc." ("Borrower"), the Lenders (defined below), Fleet National Bank, as Syndication Agent, and Bank of America, N.A., as Administrative Agent for itself and the other Lenders.

RECITALS

A. Borrower, certain lenders, and NationsBank of Texas, N.A., as Agent, were parties to a Credit Agreement dated as of December 19, 1997 (as amended, the "Original Agreement").

B. The Original Agreement was amended and restated by that certain Amended and Restated Credit Agreement among Borrower, certain lenders and NationsBank, N.A. (successor by merger to NationsBank of Texas, N.A.), as Agent, dated as of May 1, 1999 (as amended, the "Amended and Restated Agreement").

C. Effective July 5, 1999, NationsBank, N.A. changed its name to Bank of America, N.A., and effective July 23, 1999, Bank of America, N.A. merged with and into Bank of America National Trust and Savings Association, which then changed its name to Bank of America, N.A.

D. The Amended and Restated Agreement was amended and restated by that certain Second Amended and Restated Credit Agreement among Borrower, certain lenders and Bank of America, N.A., as Agent, dated as of November 13, 2001 (as amended, the "Existing Agreement").

E. The parties wish to amend and restate the Existing Agreement on the terms and conditions of this Agreement.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

  DEFINITIONS AND TERMS.

    Definitions.

    Additional Bond Documents means (a) when used in connection with any Additional Bond L/C, those certain Additional Bonds or other certificates of indebtedness with respect to which such Additional Bond L/C has been issued as credit support, together with any remarketing agreement, trust indenture, purchased bond custody agreement, funding agreement, pledge agreement, and other documents executed pursuant to or in connection with such bonds or other certificates of indebtedness, and all amendments or supplements thereto, and (b) in all other cases, collectively, all Additional Bond Documents as defined in the preceding clause (a) relating to Additional Bond L/Cs then outstanding.

    Additional Bond L/Cs means Bond L/Cs issued after the Closing Date by any L/C Issuer at the request of Borrower or any Metro District in support of revenue bonds or notes issued by such Metro District for municipal infrastructure or housing projects, which Bond L/Cs satisfy the conditions set forth in Section 2.3(j)(i) herein, and renewals or extensions thereof.

    Additional Bonds means bonds issued after the Closing Date by any Metro District (other than the re-issuance of Existing Bonds in accordance with the Existing Bond Documents), so long as at least 30 days prior to the issuance thereof, Borrower shall have delivered a certificate to Administrative Agent demonstrating the Companies' pro forma compliance with the terms and conditions of the Loan Papers (including the Restricted Companies' compliance with the financial covenants set forth in Section 10.1 herein) after giving effect to such issuance and, without duplication, any credit support by Borrower in support thereof, and certifying that no Default or Potential Default exists or would result after giving effect thereto.

    Adjusted EBITDA means the sum of (a) Resort EBITDA and (b) EBITDA of the Restricted Companies related to real estate activities in an amount not greater than 20% of Adjusted EBITDA.

    Administrative Agent means Bank of America, N.A., a national banking association, and its successor as administrative agent for Lenders under this Agreement.

    Administrative Questionnaire means an Administrative Questionnaire in a form supplied by Administrative Agent.

    Affiliate means with respect to any Person (the "Relevant Person") (a) any other Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a "Controlling Person"), or (b) any Person (other than the relevant Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    Agent-Related Persons means Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

    Agreement means this Third Amended and Restated Revolving Credit and Term Loan Agreement, and all schedules and exhibits thereto, as renewed, extended, amended, supplemented, or restated from time to time.

    Amended and Restated Agreement is defined in the Recitals to this Agreement.

    Applicable Margin means: (a) with respect to Revolver Loans, for any day, the margin of interest over the Base Rate or LIBOR, as the case may be, that is applicable when any interest rate is determined under this Agreement, and (b) with respect to Term Loans, a percentage per annum equal to 2.75% for LIBOR Loans. The Applicable Margin for Revolver Loans is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Funded Debt to Adjusted EBITDA, as follows:
	Ratio of Funded Debt to Adjusted EBITDA	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	Less than 3.00 to 1.00	1.50%	0.00%
II	Greater than or equal to 3.00 to 1.00, but less than 3.50 to 1.00	1.75%	0.25%
III	Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	2.00%	0.50%
IV	Greater than or equal to 4.0 to 1.00, but less than 4.50 to 1.00	2.50%	1.00%
V	Greater than or equal to 4.50 to 1.00	3.00%	1.50%

    Prior to Administrative Agent's receipt of the Companies' consolidated audited Financial Statements for the Companies' fiscal quarter ended July 31, 2003, the ratio of Funded Debt to Adjusted EBITDA shall be fixed at Level IV. Thereafter, the ratio of Funded Debt to Adjusted EBITDA shall be calculated on a consolidated basis for the Companies in accordance with GAAP for the most recently completed fiscal quarter of the Companies for which results are available. The ratio shall be determined from the Current Financials and any related Compliance Certificate and any change in the Applicable Margin for Revolver Loans resulting from a change in such ratio shall be effective as of the date of delivery of such Compliance Certificate. However, if Borrower fails to furnish to Administrative Agent the Current Financials and any related Compliance Certificate when required pursuant to Section 8.1, then the ratio shall be deemed to be at Level V until Borrower furnishes the required Current Financials and any related Compliance Certificate to Administrative Agent. Furthermore, if the Companies' audited Financial Statements subsequently delivered to Administrative Agent for any fiscal year pursuant to Section 8.1(a) result in a different ratio, such revised ratio (whether higher or lower) shall govern effective as of the date of such delivery. For purposes of determining such ratio, Adjusted EBITDA for any fiscal quarter shall include on a pro forma basis all EBITDA of the Restricted Companies for such period relating to assets acquired in accordance with this Agreement (including Restricted Subsidiaries formed or organized) during such period, but shall exclude on a pro forma basis all EBITDA of the Restricted Companies for such period relating to any such assets disposed of in accordance with this Agreement during such period.

    Applicable Percentage means, for any day, the commitment fee percentage applicable under Section 4.4 when commitment fees are determined under this Agreement. The Applicable Percentage is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Funded Debt to Adjusted EBITDA, as follows:

Level	Ratio of Funded Debt to Adjusted EBITDA	Applicable Percentage
I	Less than 3.00 to 1.00	0.35%
II	Greater than or equal to 3.00 to 1.00	0.50%

    Prior to Administrative Agent's receipt of the Companies' consolidated audited Financial Statements for the Companies' fiscal quarter ended July 31, 2003, the ratio of Funded Debt to Adjusted EBITDA (which shall be determined as described in the definition of "Applicable Margin") shall be fixed at Level II.

    Apollo means any one or more of the following: Apollo Advisors, L.P., a Delaware limited partnership, or any fund, investment vehicle or account managed, advised or controlled by Apollo Advisors, L.P., or any of its Affiliates, other than the Companies.

    Approved Fund has the meaning set forth in Section 14.14(g).

    Arrangers means, collectively, Banc of America Securities LLC and Fleet Securities, Inc., in their capacities as joint lead arrangers and joint book managers.

    Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit E hereto.

    Attorney Costs means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonably allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

    Auto-Renewal L/C has the meaning set forth in Section 2.3(b)(iii).

    Bank of America means Bank of America, N.A., a national banking association, in its individual capacity and not as Administrative Agent, and its permitted successors and assigns.

    Base Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

    Base Rate Loan means a Loan bearing interest at the sum of the Base Rate plus the Applicable Margin.

    BC Housing L/C means the $9,232,709 irrevocable transferable L/C expiring October 31, 2004, issued by the applicable L/C Issuer to Colorado National Bank and any successor thereto as Trustee under the 1997 Trust Indenture with Eagle County, Colorado, as Issuer, relating to $10,600,000 of Eagle County, Colorado, Taxable Housing Facilities Revenue Bonds (BC Housing, LLC Project) Series 1997A, under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw, with respect to such Bonds, up to (a) an amount sufficient to pay (i) the principal of such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to the principal amount of such Bonds, plus (b) an amount equal to approximately 35 days of accrued interest on such Bonds (at up to 15% per annum), to pay (i) interest on such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to accrued interest, as such L/C may be renewed, extended, increased or amended from time to time in accordance with the Loan Papers.

    Bond Documents means, collectively, the Existing Bond Documents and the Additional Bond Documents.

    Bond L/Cs means, collectively, the Existing Bond L/Cs and the Additional Bond L/Cs.

    Bond Purchase Drawing has the meaning set forth in Section 2.3(j)(ii).

    Bond Rights has the meaning set forth in Section 2.3(j)(iv).

    Bonds means, collectively, the Existing Bonds and the Additional Bonds.

    Borrower is defined in the preamble to this Agreement.

    Breckenridge Terrace L/C means the $15,198,459 irrevocable transferable L/C expiring October 31, 2004, issued by the applicable L/C Issuer to U.S. Bank National Association and any successor thereto as Trustee under the 1999 Trust Indenture with Breckenridge Terrace LLC as Issuer, relating to approximately $19,980,000 of Breckenridge Terrace LLC Taxable Housing Facilities Revenue Notes (Breckenridge Terrace Project), Series 1999A, under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw up to (a) an amount sufficient to pay (i) the principal of such Notes when due, or (ii) the portion of the purchase price of such Notes tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to the principal amount of such Notes, plus (b) an amount equal to approximately 35 days of accrued interest on such Notes (at up to 15% per annum), to pay (i) interest on such Notes when due, or (ii) the portion of the purchase price of such Notes tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to accrued interest, as such L/C may be renewed, extended, increased or amended from time to time in accordance with the Loan Papers.

    Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to closed under the Laws of, or are in fact closed in, Dallas, Texas or New York, New York, or if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

    Capital Lease means any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet.

    Change of Control Transaction means the occurrence of any transaction or event, as a result of which Apollo shall cease to possess, and some other Person shall obtain, in either case directly or indirectly, the power to direct or cause the direction of the management or policies of VRI, whether through the ownership of voting securities, by contract or otherwise (other than as a result of the issuance and sale in a public offering of equity securities of VRI).

    Closing Date means the first date that all conditions precedent set forth in Section 6.1 have been satisfied or waived in accordance with such Section.

    Closing Date Critical Assets means each of the assets listed on Schedule 2 hereto.

    Code means the Internal Revenue Code of 1986, as amended from time to time, and related rules and regulations from time to time in effect.

    Collateral is defined in Section 5.2.

    Commitment Percentage means, at any date of determination, for any Lender with respect to a particular Facility, the proportion (stated as a percentage) that its Committed Sum for such Facility bears to the aggregate Committed Sums of all Lenders for such Facility.

    Committed Sum means (a) for any Revolver Lender with respect to the Revolver Facility, at any date of determination occurring prior to the Termination Date for the Revolver Facility, the amount stated beside such Revolver Lender's name under the heading for the Revolver Facility on Schedule 1 to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Papers), and (b) for any Term Loan Lender with respect to the Term Loan Facility, at any date of determination occurring prior to the funding of the Term Loans, the amount stated beside such Term Loan Lender's name under the heading for the Term Loan Facility on Schedule 1 to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Papers).

    Companies means VRI and each of VRI's Restricted and Unrestricted Subsidiaries now or hereafter existing, and Company means any of the Companies.

    Compliance Certificate means a certificate substantially in the form of Exhibit D and signed by Borrower's Chief Financial Officer, together with the calculation worksheet described therein.

    Critical Assets means the Closing Date Critical Assets and the Future Critical Assets.

    Current Financials means, initially, the consolidated Financial Statements of the Companies for the period ended January 31, 2003, and thereafter, the consolidated Financial Statements of the Companies most recently delivered to Administrative Agent under Section 6.1, 8.1(a) or 8.1(b), as the case may be.

    Debt of any Person means at any date, without duplication (and calculated in accordance with GAAP), (a) all obligations of such Person for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture or other similar instrument, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise), including, without duplication, all Capital Lease obligations (other than the interest component of such obligations) of such Person, (b) all obligations of such Person to pay the deferred purchase price of property or services, other than (i) obligations under employment contracts or deferred employee compensation plans and (ii) trade accounts payable and other expenses or payables arising in the ordinary course of business, (c) all Debt of others secured by a Lien on any asset of such Person (or for which the holder of the Debt has an existing Right, contingent or otherwise, to be so secured), whether or not such Debt is assumed by such Person, (d) reimbursement obligations and undrawn amounts under Additional Bond L/Cs, and (e) all guarantees and other contingent obligations (as a general partner or otherwise) of such Person with respect to Debt of others.

    Debtor Relief Laws means the Bankruptcy Reform Act of 1978, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar Laws affecting creditors' Rights from time to time in effect.

    Default is defined in Section 11.

    Default Rate means, as of any date of determination, an annual rate of interest equal from day to day to the lesser of (a) the then-existing Base Rate plus the Applicable Margin for Base Rate Loans plus 2%, and (b) the Maximum Rate.

    Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Exposure required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

    Distribution means, with respect to any shares of any capital stock or other equity securities issued by a Person, (a) the retirement, redemption, purchase or other acquisition for value of those securities by such Person, (b) the payment of any dividend on or with respect to those securities by such Person, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities, and (d) any other payment by that Person with respect to those securities.

    EBITDA means, with respect to any Person (or group of Persons whose Financial Statements are consolidated in accordance with GAAP), Net Income before interest expense, Taxes based on or measured by income, and Non-Cash Operating Charges, in each case to the extent deducted in determining Net Income.

    Eligible Assignee has the meaning set forth in Section14.14(g).

    Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company.

    Environmental Law means any Law that relates to the pollution or protection of ambient air, water or land or to Hazardous Substances.

    ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

    Existing Agreement is defined in the Recitals of this Agreement.

    Existing Bond Documents means (a) when used in connection with any Existing Bond L/C, those certain Existing Bonds or other certificates of indebtedness with respect to which such Existing Bond L/C has been issued as credit support, together with any remarketing agreement, trust indenture, purchased bond custody agreement, funding agreement, pledge agreement, and other documents executed pursuant to or in connection with such bonds or other certificates of indebtedness, and all amendments or supplements thereto (but not increases thereof), and (b) in all other cases, collectively, all Existing Bond Documents as defined in clause (a) preceding relating to Existing Bond L/Cs then outstanding.

    Existing Bond L/Cs means the BC Housing L/C, the Smith Creek L/Cs, the Breckenridge Terrace L/C, the Tarnes L/C, the Tenderfoot Housing L/C, and the Holland Creek L/C.

    Existing Bonds means, collectively, (a) $10,600,000 of Eagle County, Colorado, Taxable Housing Facilities Revenue Bonds (BC Housing, LLC Project) Series 1997A, (b) $19,980,000 of Breckenridge Terrace LLC Taxable Housing Facilities Revenue Notes (Breckenridge Terrace Project), Series 1999A, (c) $12,000,000 of Holland Creek Metropolitan District, Eagle County, Colorado, Variable Rate Revenue Bonds, Series 2001, (d) $27,900,000 of the Smith Creek Metropolitan District, Eagle County, Colorado, Variable Rate Revenue Bonds, Series 1995 and Series 1997, collectively, (e) $10,410,000 of Eagle County, Colorado, Taxable Housing Facilities Revenue Bonds (The Tarnes at BC, LLC Project), Series 1999A, and (f) $11,585,000 of the Tenderfoot Seasonal Housing, LLC Taxable Housing Facilities Notes (Tenderfoot Seasonal Housing, LLC Project), Series 200A, and renewals or extensions of each of the foregoing (but not increases thereof).

    Existing Metro Districts means Tenderfoot Seasonal Housing LLC, The Tarnes at BC Housing LLC, BC Housing LLC (Riveredge), Breckenridge Terrace LLC, Smith Creek Metropolitan District, Bachelor Gulch Metropolitan District, Holland Creek Metropolitan District and Red Sky Ranch Metropolitan District.

    Facilities means, collectively, the Revolver Facility and the Term Loan Facility; and Facility means either of the Revolver Facility or the Term Loan Facility.

    Federal Funds Rate means, for any day, the annual rate (rounded upwards, if necessary, to the nearest 0.01%) determined (which determination is conclusive and binding, absent manifest error) by Administrative Agent to be equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on that day, as published by the Federal Reserve Bank of New York on the next Business Day, or, if those rates are not published for any day, the average rate charged to Administrative Agent (in its individual capacity) on such day on such transactions as determined by Administrative Agent.

    Fee Letter means the letter agreement dated April 24, 2003, among the Borrower, the Administrative Agent, the Syndication Agent, the Arrangers, and L/C Issuers.

    Financial Hedge means a transaction between Borrower and any Lender or an Affiliate of any Lender (or another Person reasonably acceptable to Administrative Agent), which is intended to reduce or eliminate the risk of fluctuations in one or more interest rates, foreign currencies, commodity prices, equity prices, or other financial measures, whether or not such transaction is governed by or subject to any master agreement conforming to ISDA standards and which is legal and enforceable under applicable Law.

    Financial Statements of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP, and (b) other than as stated in Section 1.3, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable.

    Foreign Lender has the meaning set forth in Section 14.17 herein.

    Forest Service Permit Agreements means (a) that certain Amended and Restated Multiparty Agreement Regarding Forest Service Term Special Use Permit No. 4056/01; (b) that certain Amended and Restated Multiparty Agreement Regarding Forest Service Special Use Permit No. 4065-03; (c) any similar agreement or instrument relating to any Forest Service Permit and authorized or contemplated by the provisions of the documents executed in connection with the issuance of the Vail Bonds; and (d) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing.

    Forest Service Permits means (a) Ski Area Term Special Use Permit Holder No. 4056/01 issued by the Service to Borrower for the Vail ski area on November 23, 1993, and expiring on October 31, 2031; (b) Term Special Use Permit No. Holder 4065-03 issued by the Service to Borrower's wholly-owned subsidiary, Beaver Creek Associates, Inc., for the Beaver Creek ski area on November 10, 1999, and expiring on December 31, 2038; (c) Term Special Use Permit Holder No. 5289-01 for Keystone ski area issued by the Service to Ralston Resorts, Inc., now known as Vail Summit Resorts, on December 31, 1996, and expiring on December 31, 2032; (d) Term Special Use Permit Holder No. 5289-04 for Breckenridge ski area issued by the Service to Ralston Resorts, Inc., now known as Vail Summit Resorts, on December 31, 1996, and expiring on December 31, 2029; (e) Term Special Use Permit Holder No. EDL508901 for Heavenly ski area issued by the Service to Heavenly Valley on May 7, 2002, and expiring on May 1, 2042; and (f) any replacements of any of the foregoing.

    Fund has the meaning set forth in Section 14.14(g).

    Funded Debt means the sum of (a) the following, calculated on a consolidated basis for the Restricted Companies and SSI (to the extent of Borrower's membership interests in SSI), in accordance with GAAP: (i) all obligations for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture or other similar instrument, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise), plus (but without duplication) (ii) all Capital Lease obligations (other than the interest component of such obligations) of SSI or any Restricted Company; plus (but without duplication) (b) reimbursement obligations and undrawn amounts under Additional Bond L/Cs.

    Funding Loss means any loss or expense that any Lender reasonably incurs because (a) Borrower fails or refuses (for any reason whatsoever, other than a default by Administrative Agent or the Lender claiming such loss or expense) to take any Loan that it has requested under this Agreement, or (b) Borrower pays any LIBOR Loan or converts any LIBOR Loan to a Base Rate Loan, in each case, before the last day of the applicable Interest Period.

    Future Critical Assets means all improvements, assets, and Rights relating to ski resort operations owned or acquired by any Company, other than Closing Date Critical Assets.

    GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

    Guarantor means each Person executing a Guaranty.

    Guaranty means a guaranty substantially in the form of Exhibit B.

    Hazardous Substance means any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance under any Environmental Law.

    Heavenly Valley means Heavenly Valley, Limited Partnership, a Nevada limited partnership.

    Holland Creek L/C means an irrevocable transferable L/C of up to $12,140,000 expiring October 31, 2004, issued by the applicable L/C Issuer to U.S. Bank National Association and any successor thereto as Trustee under the Trust Indenture dated as of June 1, 2001 with Holland Creek Metropolitan District, pursuant to which $12,000,000 in aggregate principal amount of the Holland Creek Metropolitan District, Eagle County, Colorado, Variable Rate Revenue Bonds, Series 2001, are being issued and delivered by Holland Creek Metropolitan District, a quasi-municipal corporation and political subdivision of the State of Colorado under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw, with respect to such Bonds, up to (a) an amount sufficient to pay (i) the principal of such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to the principal amount of such Bonds, plus (b) an amount equal to approximately 35 days of accrued interest on such Bonds (at up to 12% per annum), to pay (i) interest on such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such indenture and not subsequently remarketed corresponding to accrued interest, as such L/C may be renewed, extended, increased or amended from time to time in accordance with the Loan Papers.

    Honor Date has the meaning set forth in Section 2.3(c)(i).

    Indemnified Liabilities has the meaning set forth in Section 14.6.

    Intellectual Property means (a) common law, federal statutory, state statutory and foreign trademarks or service marks (including, without limitation, all registrations and pending applications and the goodwill of the business symbolized by or conducted in connection with any such trademark or service mark), trademark or service mark licenses and all proceeds of trademarks or service marks (including, without limitation, license royalties and proceeds from infringement suits), (b) U.S. and foreign patents (including, without limitation, all pending applications, continuations, continuations-in-part, divisions, reissues, substitutions and extensions of existing patents or applications), patent licenses and all proceeds of patents (including, without limitation, license royalties and proceeds from infringement suits), (c) copyrights (including, without limitation, all registrations and pending applications), copyright licenses and all proceeds of copyrights (including, without limitation, license royalties and proceeds from infringement suits), and (d) trade secrets, but does not include (i) any licenses (including, without limitation, liquor licenses) or any permits (including, without limitation, sales tax permits) issued by a Tribunal and in which (y) the licensee's or permittee's interest is defeasible by such Tribunal and (z) the licensee or permittee has no right beyond the terms, conditions and periods of the license or permit, or (ii) trade names or "dba"s to the extent they do not constitute trademarks or service marks.

    Interest Period is determined in accordance with Section 3.9.

    Issuing Lender has the meaning set forth in Section 13.12 herein.

    Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees and judgments.

    L/C means (a) each of the Bond L/Cs and each existing letter of credit issued by an L/C Issuer for the account of any of the Companies and described on Part A of Schedule 2.3, and (b) each other letter of credit (in such form as shall be customary in respect of obligations of a similar nature and as shall be reasonably requested by Borrower) issued by an L/C Issuer under this Agreement and an L/C Agreement.

    L/C Agreement means an application and agreement for the issuance or amendment of an L/C in the form from time to time in use by the applicable L/C Issuer.

    L/C Borrowing means an extension of credit resulting from a drawing under any L/C that has not been reimbursed on the date when made or refinanced as a Revolver Loan.

    L/C Expiration Date means the day that is seven (7) days prior to the Termination Date for the Revolver Facility then in effect (or, if such day is not a Business Day, the next preceding Business Day).

    L/C Exposure means, without duplication, the sum of (a) the aggregate face amount of all undrawn and uncancelled L/Cs (including, without limitation, any reinstatement of or increase in the face amount thereof effected pursuant to the terms of any Bond L/C), plus (b) the aggregate unpaid reimbursement obligations of Borrower under drawings, drafts or other forms of demand honored under any L/C (including, without limitation, all L/C Borrowings and unpaid reimbursement obligations under any Bond L/C).

    L/C Issuers means Bank of America and Fleet National Bank, in their respective capacities as issuers of L/Cs hereunder, or any successor issuers of L/Cs hereunder, and L/C Issuer means one of the L/C Issuers.

    L/C Subfacility means a subfacility of the Revolver Facility for the issuance of L/Cs, as described in Section 2.3, under which the L/C Exposure may never exceed (a) $150,000,000 and (b) together with the Revolver Principal Debt, the Revolver Commitment.

    Lenders means each of the lenders named on the attached Schedule 1 (and as the context so requires, any L/C Issuer) and, subject to this Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement).

    Lending Office means as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

    LIBOR means, with respect to any LIBOR Loan for any Interest Period therefor;

    (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

    (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

    (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

    LIBOR Loan means a Loan bearing interest at the sum of LIBOR plus the Applicable Margin.

    Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

    Litigation means any action, suit, proceeding, claim, or dispute by or before any Tribunal.

    Loan means any amount disbursed by any Lender to Borrower or on behalf of any Company under the Loan Papers, either as an original disbursement of funds, the continuation of an amount outstanding, or payment under an L/C.

    Loan Date is defined in Section 2.2(a).

    Loan Notice means a request substantially in the form of Exhibit C.

    Loan Papers means (a) this Agreement and the Notes, (b) each Guaranty, (c) all L/Cs and L/C Agreements, (d) the Security Documents, and (e) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing.

    Material Adverse Event means any (a) material impairment of the ability of the Restricted Companies as a whole to perform their payment or other material obligations under the Loan Papers or material impairment of the ability of Administrative Agent or any Lender to enforce any of the material obligations of the Restricted Companies as a whole under the Loan Papers; (b) material and adverse effect on the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Restricted Companies as a whole; or (c) a material adverse effect upon the legality, validity, or binding effect against the Restricted Companies as a whole of any Loan Paper to which such Restricted Companies are parties.

    Material Agreement means, for any Person, any agreement (excluding purchase orders for material, services or inventory in the ordinary course of business) to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days' notice without liability for further payment, other than nominal penalty, and that requires that Person to pay more than $2,000,000 during any 12-month period.

    Maximum Amount and Maximum Rate respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, such Lender is permitted to contract for, charge, take, reserve or receive on the Obligation held by such Lender.

    Metro Districts means, collectively, the Existing Metro Districts and any Person formed after the Closing Date to own, construct, or incur Debt in connection with municipal infrastructure and housing projects, and Metro District means one of the Metro Districts.

    Moody's means Moody's Investor's Service, Inc.

    Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company (or any Person that, for purposes of Title IV of ERISA, is a member of Borrower's controlled group or is under common control with Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

    Net Income means, for any period with respect to any Person (or group of Persons whose Financial Statements are consolidated in accordance with GAAP), the net income of such Person or Persons from continuing operations after extraordinary items (excluding gains or losses from the disposition of assets) for that period determined in accordance with GAAP; provided however, that if such Person owns an interest in a non-consolidated Person or in any Unrestricted Subsidiary that is a Metro District (each, a "Non-Consolidated Entity"), then such equity interest shall not be accounted for under the equity method of accounting, but the "Net Income" of such Person or group shall be increased to the extent cash is distributed to such Person or group by any such Non-Consolidated Entity during such period and shall be decreased to the extent cash is contributed in the form of equity to such Non-Consolidated Entity in order to fund losses of such Non-Consolidated Entity during such period.

    Net Proceeds means, with respect to the issuance of equity securities, the cash and non-cash proceeds received from such issuance, net of attorneys' fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance (other than fees, discounts, commissions, and expenses paid to an Affiliate of such Person).

    Non-Cash Operating Charges means depreciation expense, amortization expense, and any other non-cash charges determined in accordance with GAAP.

    Nonrenewal Notice Date has the meaning set forth in Section 2.3(b)(iii).

    Notes means, collectively, the Revolver Notes and the Term Loan Notes.

    Obligation means all present and future indebtedness and obligations, and all renewals, increases and extensions thereof, or any part thereof, now or hereafter owed to Administrative Agent and Lenders by the Companies under the Loan Papers, together with all interest accruing thereon, fees, costs and expenses (including, without limitation, all attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers or in connection with the protection of Rights under the Loan Papers; provided that, all references to the Obligation in the Security Documents and in Sections 3.8 and 3.10 herein shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising from, by virtue of, or pursuant to any Financial Hedge entered into by any Restricted Company.

    Original Agreement is defined in the Recitals to this Agreement.

    Participant is defined in Section 14.14(d).

    PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

    Permitted Debt means:

          the Obligation;

          Debt of any Company which is listed on Part B of Schedule 2.3;

          Debt of any Company arising from endorsing negotiable instruments for collection in the ordinary course of business;

          Subordinated Debt (and guarantees by Restricted Companies of Subordinated Debt of other Restricted Companies, if such guarantees are subordinated to the payment and collection of the Obligation on the same terms as such Subordinated Debt or otherwise upon terms satisfactory to Administrative Agent);

          in addition to the foregoing, (i) Debt of Unrestricted Subsidiaries which is non-recourse to the Restricted Companies and their assets, unless otherwise included in clause (iii) hereof, (ii) Debt of any Company arising under or pursuant to the Existing Bonds to which any such Company is a party, (iii) Debt of any Company arising under or pursuant to the Additional Bonds to which any such Company is a party, so long as after giving effect to the incurrence of such Debt and, without duplication, Debt incurred by Borrower or any other Company in support thereof, (A) the Companies are in pro forma compliance with all financial covenants set forth in Section 10.1 herein, and (B) no Default or Potential Default exists or would result after giving effect thereto, (iv) fees and other amounts payable under the Forest Service Permits in the ordinary course of business, and (v) inter-company Debt between Restricted Companies;

          up to $12,975,000 of Debt arising under the guaranty by Borrower of amounts owed by SSI under its Credit Agreement dated as of December 30, 1999, as amended, restated or supplemented from time to time (with any remaining Debt under such guaranty permitted only to the extent permitted under clause (g) below); and

          in addition to the foregoing, the sum of (i) $100,000,000 and (ii) at such time as the SSI guaranty in clause (f) above is or has been terminated in full, such that Borrower has no obligations thereunder, $13,000,000, less any amount paid by Borrower, if any, under such guaranty.

          Permitted Liens means:

          Liens created by the Security Documents or other Liens securing the Obligation, and so long as the Obligation is ratably secured therewith, Liens securing Debt incurred by any Company under any Financial Hedge with any Lender or an Affiliate of any Lender to the extent permitted under Section 9.8(i);

          Liens created by, or pursuant to, the Forest Service Permit Agreements for the benefit of the holders of the Vail Bonds and Liens on the amounts in the Bond Fund established and maintained in accordance with the provisions of the documents executed in connection with the issuance of the Vail Bonds (and Liens created on all or any portion of the same assets in connection with any refinancing of such bonds);

          Liens on the amounts in the Bond Fund, Redemption Fund and Rebate Fund established and maintained in accordance with the provisions of the documents executed in connection with the issuance of the Summit Bonds (and Liens created on all or any portion of the same assets in connection with any refinancing of such bonds);

          Liens on assets of Unrestricted Subsidiaries securing (i) Debt which is non-recourse (other than with respect to the L/C listed on Schedule 2.3 supporting obligations of SSI) to the Restricted Companies and their assets (to the extent not otherwise included in clause (e) below), and (ii) Debt arising under or pursuant to any Existing Bond Document to which any such Unrestricted Subsidiary is a party;

          Liens on assets of any Company securing Permitted Debt arising under or pursuant to any Additional Bond Documents to which any such Company is a party;

          purchase money liens which encumber only the assets acquired;

          pledges or deposits made to secure payment of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits (other than ERISA) or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions (other than ERISA) or other social security programs;

          good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, surety or appeal bonds or indemnity, performance or other similar bonds in the ordinary course of business;

          encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

          the following, if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance: (i) Liens for Taxes; (ii) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits; (iii) Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens); and (iv) adverse judgments on appeal;

          any interest or title of a lessor or licensor in assets being leased or licensed to a Company;

          licenses, leases or subleases granted to third Persons which do not interfere in any material respect with the business conducted by the Companies;

          any Lien on any asset of any entity that becomes a Subsidiary of VRI, which Lien exists at the time such entity becomes a Subsidiary of VRI, so long as (i) any such Lien was not created in contemplation of such acquisition, merger, or consolidation, and (ii)  any such Lien does not and shall not extend to any asset other than the assets secured immediately prior to the acquisition in formation of such Subsidiary;

          in respect of Water Rights, the provisions of the instruments evidencing such Water Rights and any matter affecting such Water Rights which does not affect the Companies' rights to sufficient quantity and quality of water to conduct business as in effect on the date hereof or any expansion planned as of the date hereof (including, without limitation, any Lien of the Colorado Water Conservation Board, or its successors and assigns, on stock owned by any Company in a Colorado ditch and reservoir company formed in accordance with the Colorado Corporation Code, as amended);

          in respect of the Forest Service Permits, the provisions of the instruments evidencing such permits and all rights of the U.S. and its agencies with respect thereto or with respect to the land affected thereby; and

          Liens on cash accounts not to exceed $250,000 in the aggregate at the FirstBank of Vail established in connection with collateralizing a portion, if any, of certain second mortgage loans made by such bank, and guaranteed by Borrower, as part of the Vail Associates Home Mortgage Program for Borrower's employees.

    Person means any individual, partnership, entity or Tribunal.

    Pledge Agreement means a pledge agreement substantially in the form of attached Exhibit F.

    Potential Default means the occurrence of any event or existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

    Principal Debt means, at any time, the sum of the Revolver Principal Debt and Term Loan Principal Debt.

    Pro Rata or Pro Rata Part, for each Lender, means on any date of determination (a) for purposes of sharing any amount or fee payable to any Lender in respect of a specific Facility (or subfacility thereof), the proportion which the portion of the Principal Debt for the applicable Facility (or subfacility thereof) owed to such Lender (whether held directly or through a participation in respect of the L/C Subfacility and determined after giving effect thereto) bears to the Principal Debt under the applicable Facility (or subfacility thereof) owed to all Lenders at the time in question, and (b) for all other purposes, the proportion which the portion of the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders at the time in question, or if no Principal Debt is outstanding, then the proportion that the aggregate of such Lender's Committed Sums then in effect under the Facilities bears to the Total Commitment then in effect.

    Purchase Price means, with respect to any acquisition or merger consummated in accordance with the provisions of Section 9.11 herein, all (a) direct and indirect cash payments, and (b) deferred cash payments determined by Borrower to be reasonably likely to be payable following the closing date of such acquisition or merger, which payments pursuant to clauses (a) and (b) herein are made to or for the benefit of the Person being acquired (or whose assets are being acquired), its shareholders, or its Affiliates in connection with such acquisition or merger, including, without limitation, the amount of any Debt being assumed in connection with such acquisition or merger (and subject to the limitations on Permitted Debt hereunder) or seller financing, and excluding, without limitation, payments to Affiliates of the Person being acquired (or whose assets are being acquired) for usual and customary transitional services or other operating services provided by such Affiliates of the Person being acquired (or whose assets are being acquired) pursuant to agreements that have been entered into in good faith by the parties thereto.

    Qualifying Metro District means any Metro District that is deemed to be a Subsidiary of VRI solely as a result of the consolidation of such Metro District's financial results in the consolidated financial statements of VRI as a result of any such Metro District being classified as a "variable interest entity" in accordance with FASB Interpretation No. 46.

    Quarterly Date means each January 31, April 30, July 31 and October 31; provided, that if any such Quarterly Date is not a Business Day, the provisions of Section 14.2 shall apply to payments required on such day.

    Representatives means representatives, officers, directors, employees, attorneys and agents.

    Required Capital Expenditures means $30,000,000.

    Required Lenders means Lenders holding more than (a) 50% of the Total Commitment, if no Default or Potential Default exists, or (b) 50% of the outstanding Principal Debt, if a Default or Potential Default exists.

    Required Revolver Lenders means Revolver Lenders holding more than (a) 50% of the Revolver Commitment, if no Default or Potential Default exists, or (b) 50% of the outstanding Revolver Principal Debt, if a Default or Potential Default exists.

    Reserve Requirement means, with respect to any LIBOR Loan for the relevant Interest Period, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

    Resort EBITDA means (a) the sum of (i) EBITDA of the Restricted Companies, plus (ii) EBITDA of SSI (to the extent of Borrower's membership interests in SSI), plus (iii) insurance proceeds (up to a maximum of $10,000,000 in the aggregate in any fiscal year) received by the Restricted Companies under policies of business interruption insurance (or under policies of insurance which cover losses or claims of the same character or type), minus (b) EBITDA of the Restricted Companies related to real estate activities; it being understood that for purposes of this definition, the Restricted Companies engaged in VRI's lodging segment shall not be deemed to be engaged in real estate activities.

    Responsible Officer means the chairman, president, chief executive officer or chief financial officer of Borrower.

    Restricted Companies means VRI, VHI, Borrower and all of VRI's other direct and indirect Subsidiaries (other than Unrestricted Subsidiaries), and Restricted Company means any of the Restricted Companies.

    Restricted Subsidiaries means VHI, Borrower and all of VRI's other direct and indirect Subsidiaries (other than Unrestricted Subsidiaries), and Restricted Subsidiary means any of the Restricted Subsidiaries.

    Revolver Commitment means an amount (subject to reduction or cancellation as herein provided) equal to $325,000,000.

    Revolver Commitment Usage means, at the time of any determination thereof, the sum of (a) the aggregate Revolver Principal Debt plus, without duplication, (b) the L/C Exposure.

    Revolver Facility means the credit facility as described in and subject to the limitations set forth in Section 2.1 hereof, including the L/C Subfacility.

    Revolver Lenders means, collectively, on any date of determination, Lenders having Committed Sums under the Revolver Facility or that are owed Revolver Principal Debt.

    Revolver Loan means any Loan made under the Revolver Facility.

    Revolver Note means a promissory note in substantially the form of Exhibit A-1, and all renewals and extensions of all or any part thereof.

    Revolver Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Revolver Loans, together with the aggregate unpaid reimbursement obligations of Borrower in respect of drawings under any L/C (including, without limitation, any L/C Borrowing).

    Rights means rights, remedies, powers, privileges and benefits.

    S&P means Standard & Poor's Ratings Group (a division of The McGraw Hill Companies, Inc.).

    Security Documents means, collectively, (a) each Pledge Agreement, any security agreement, mortgage, deed of trust, control agreement, or other agreement or document, together with all related financing statements and stock powers, in form and substance reasonably satisfactory to Administrative Agent and its legal counsel, executed and delivered by any Person in connection with this Agreement to create a Lien in favor of Lenders on any of its real or personal property, as amended, supplemented or restated; and (b) with respect to each Bond L/C, the trust indenture entered into in connection with such Bond L/C, and such other agreements and documents delivered by the Issuer (as defined in the applicable Bond L/C) and the applicable Trustee, pursuant to which such Issuer's interest in the Trust Estate (as defined in the applicable trust indenture) and, upon payment in full of the applicable Bonds, such Trustee's interest in the applicable Bond Documents, are assigned to the applicable L/C Issuer as security for payment of such Bonds.

    Senior Debt means Funded Debt other than Subordinated Debt.

    Senior Subordinated Debt Indentures means, collectively, (a) the Indenture dated as of May 11, 1999, between VRI, as Issuer, United States Trust Company of New York, as Trustee, and certain of VRI's Subsidiaries, as guarantors, as supplemented from time to time, and (b) the Indenture dated as of November 21, 2001, between VRI, as Issuer, The Bank of New York, as Trustee, and certain of VRI's Subsidiaries, as guarantors, as supplemented from time to time.

    Service means the U.S. Department of Agriculture Forest Service or any successor agency.

    Shareholders' Equity means, as of any date of determination for the Restricted Companies on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

    Smith Creek L/Cs means the $19,625,206 irrevocable transferable L/C and the $9,971,726 irrevocable transferable L/C, each expiring October 31, 2004, and issued by the applicable L/C Issuer to Colorado National Bank and any successor thereto as Trustee under the 1995 Trust Indenture with Smith Creek Metropolitan District as Issuer, as supplemented by the 1997 First Supplemental Trust Indenture, relating to the Smith Creek Metropolitan District, Eagle County, Colorado, Variable Rate Revenue Bonds, Series 1995 and Series 1997 (in the amount of $27,900,000 in the aggregate), under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw, with respect to the applicable series of Bonds, up to (a) an amount sufficient to pay (i) the principal of the "Outstanding Bonds" (as defined in such Indenture) when due, or (ii) the portion of the purchase price of Outstanding Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to the principal amount of such Bonds, plus (b) an amount equal to approximately 185 days of accrued interest on the Outstanding Bonds (at 12% per annum or such higher rate as such Trustee may designate in accordance with such Indenture), to pay (i) interest on the Outstanding Bonds when due, or (ii) the portion of the purchase price of Outstanding Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to accrued interest, as such L/C may be renewed, extended, increased or amended from time to time in accordance with the Loan Papers.

    Solvent means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

    SSI means SSI Venture LLC, a Colorado limited liability company doing business as "Specialty Sports Venture" and an Unrestricted Subsidiary of Borrower.

    Subject Taxes has the meaning set forth in Section 3.15.

    Subordinated Debt means any unsecured indebtedness for borrowed money for which a Company is directly and primarily obligated, so long as such Debt (a) does not have any stated maturity before the latest maturity of any part of the Obligation, (b) has terms that are no more restrictive upon the Company than the terms of the Loan Papers, and (c) is subordinated, upon terms satisfactory to Administrative Agent, to the payment and collection of the Obligation; and, in any event, Subordinated Debt includes notes, guarantees and all other obligations now or hereafter arising under or pursuant to the Senior Subordinated Debt Indentures (or any other indenture that contains the same material terms as the Senior Subordinated Debt Indentures).

    Subsidiary means (a) with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, and (b) to the extent that the financial results of any Metro District are included in the consolidated financial statements of VRI as a result of any such Person being classified as a "variable interest entity" in accordance with FASB Interpretation No. 46, each such Metro District.

    Summit Bonds means (a) the Summit County, Colorado, Sports Facilities Refunding Revenue Bonds (Keystone Resorts Management, Inc. Project) Series 1990, in the original principal amount of $20,360,000 (of which, approximately $19,000,000 is outstanding on the date hereof), (b) the Summit County, Colorado, Sports Facilities Refunding Revenue Bonds (Keystone Resorts Management, Inc. Project) Series 1991, in the original principal amount of $3,000,000 ($1,500,000 of which remains outstanding on the date hereof), and (c) refinancings of any of the foregoing.

    Syndication Agent means Fleet National Bank, in its capacity as syndication agent hereunder.

    Tarnes L/C means the $8,116,667 irrevocable transferable L/C expiring October 31, 2004, issued by the applicable L/C Issuer to U.S. Bank National Association and any successor thereto as Trustee under the 1999 Trust Indenture with Eagle County, Colorado, as Issuer, relating to approximately $10,410,000 of Eagle County, Colorado, Taxable Housing Facilities Revenue Bonds (The Tarnes at BC, LLC Project), Series 1999A, under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw up to (a) an amount sufficient to pay (i) the principal of such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to the principal amount of such Bonds, plus (b) an amount equal to approximately 35 days of accrued interest on such Bonds (at up to 15% per annum), to pay (i) interest on such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to accrued interest, as such L/C may be renewed, extended, increased or amended from time to time in accordance with the Loan Papers.

    Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises or assets.

    Tenderfoot Housing L/C means the $5,783,125 irrevocable transferable L/C expiring October 31, 2004, issued by the applicable L/C Issuer to U.S. Bank National Association and any successor thereto as Trustee under the Trust Indenture dated as of June 1, 2001 with Tenderfoot Seasonal Housing, LLC, pursuant to which $11,585,000 in aggregate principal amount of the Tenderfoot Seasonal Housing, LLC Taxable Housing Facilities Notes (Tenderfoot Seasonal Housing, LLC Project), Series 200A, are being issued and delivered by Tenderfoot Seasonal Housing, LLC, a Colorado limited liability company, under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw, with respect to such Notes, up to (a) an amount sufficient to pay (i) the principal of such Notes when due, or (ii) the portion of the purchase price of such Notes tendered or deemed tendered for purchase in accordance with such Indenture corresponding to the principal amount of such Notes, plus (b) an amount not to exceed $83,125 of accrued interest on such Notes, to pay (i) interest on such Notes when due, or (ii) the portion of the purchase price of such Notes tendered or deemed tendered for purchase which corresponds to the accrued interest on the principal amount of such Notes, as such L/C may be renewed, extended, increased or amended from time to time in accordance with the Loan Papers.

    Term Loan means any Loan made under the Term Loan Facility.

    Term Loan Commitment means an amount (subject to reduction or cancellation as herein provided) equal to $100,000,000.

    Term Loan Facility means the credit facility as described in and subject to the limitations set forth in Section 2.1(b) hereof.

    Term Loan Lenders means, collectively, on any date of determination, Lenders having Committed Sums under the Term Loan Facility or that are owed any Term Loan Principal Debt.

    Term Loan Note means a promissory note substantially in the form of Exhibit A-2, and all renewals and extensions of all or any part thereof.

    Term Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Loans under the Term Loan Facility.

    Termination Date means (a) for purposes of the Revolver Facility, the earlier of (i) June 8, 2007, and (ii) the effective date that Revolver Lenders' Revolver Commitments are otherwise canceled or terminated, and (b) for purposes of the Term Loan Facility, (i) the earlier of December 10, 2008, and (ii) the effective date of any other termination, cancellation or acceleration of the Term Loan Facility.

    Threshold Amount means $25,000,000.

    Total Assets means, as of any date of determination for the Restricted Companies on a consolidated basis, all assets of the Restricted Companies (as determined in accordance with GAAP).

    Total Commitment means, at any time, the sum of all Committed Sums in effect for all Lenders in respect of the Revolver Facility and the Term Loan Facility (as reduced or canceled under this Agreement).

    Tribunal means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

    Trustee means any Trustee designated as the beneficiary of a Bond L/C.

    Type means any type of Loan determined with respect to the applicable interest option.

    Unreimbursed Amount has the meaning set forth in Section 2.3(c)(i).

    Unrestricted Subsidiary means any existing Subsidiary or newly-formed Subsidiary created by Borrower pursuant to Section 8.10 (which may be a partnership, joint venture, corporation, limited liability company or other entity) (a) which does not own any Forest Service Permit or the stock of any Restricted Company or any Critical Assets, (b) which has (and whose other partners, joint venturers, members or shareholders have) no Debt or other material obligation which is recourse to any Restricted Company or to the assets of any Restricted Company (other than with respect to limited guarantees or other recourse agreements of the Restricted Companies which are permitted to be incurred under this Agreement under clauses (f) or (g) of the definition of "Permitted Debt"), and (c) which has been designated by Borrower as an Unrestricted Subsidiary by notice to Administrative Agent. Subject to Section 14.12(h), Administrative Agent shall execute documentation reasonably required to release any Restricted Subsidiary which is redesignated by Borrower as an Unrestricted Subsidiary from its Guaranty. As of the Closing Date the Unrestricted Subsidiaries are Eagle Park Reservoir Company, SSI Venture LLC, Boulder/Beaver, LLC, Colter Bay Corporation, Gros Ventre Utility Company, Jackson Lake Lodge Corporation, Jenny Lake Lodge, Inc., Forest Ridge Holdings, Inc., Resort Technology Partners LLC, and RT Partners, Inc. To the extent that the financial results of any Existing Metro District are included in the consolidated financial statements of VRI solely as a result of any such entity being classified as a "variable interest entity" in accordance with FASB Interpretation No. 46, each such Existing Metro District shall be deemed an "Unrestricted Subsidiary," so long as (x) no Default or Event of Default exists or arises as a result of such designation, (y) such Existing Metro District does not own any Forest Service Permit or Critical Assets, and (z) no Additional Bonds are issued by such Existing Metro District.

    U.S. means the United States of America.

    Vail Bonds means (a) the Eagle County, Colorado Sports Facilities Revenue Refunding Bonds Series 1998, in the original principal amount of $41,200,000 and (b) refinancings of any of the foregoing.

    Vail Summit Resorts means Vail Summit Resorts, Inc. (f/k/a "Ralston Resorts, Inc."), a Colorado corporation and a Wholly Owned Subsidiary of Borrower.

    VHI means Vail Holdings, Inc., a Colorado corporation and the direct owner of Borrower.

    VRI means Vail Resorts, Inc., a Delaware corporation and the indirect owner of Borrower.

    Water Rights means all water rights and conditional water rights that are appurtenant to real property owned by the Companies or that have been used or are intended for use in connection with the conduct of the business of the Companies, including but not limited to (a) ditch, well, pipeline, spring and reservoir rights, whether or not adjudicated or evidenced by any well or other permit, (b) all rights with respect to groundwater underlying any real property owned by the Companies, (c) any permit to construct any water well, water from which is intended to be used in connection with such real property, and (d) all right, title and interest of the Companies under any decreed or pending plan of augmentation or water exchange plan.

    Wholly Owned when used in connection with any Subsidiary means any corporation, partnership, limited liability company, or other entity of which all of the equity securities or other ownership interests are owned, directly or indirectly, by VRI, Borrower, or one or more of their Wholly Owned Restricted Subsidiaries.

    Number and Gender of Words.

    (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

    (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Paper shall refer to such Loan Paper as a whole and not to any particular provision thereof.

    (ii) Article, Section, Exhibit and Schedule references are to the Loan Papers in which such reference appears.

    (iii) The term "including" is by way of example and not limitation.

    (iv) The terms "documents" and "papers" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

    (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

    (d) Section headings herein and in the other Loan Papers are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Papers.

    Accounting Principles.

    (a) Under the Loan Papers and any documents delivered thereunder, unless otherwise stated, (i) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements delivered pursuant to Section 8.1, (ii) all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (iii) while VRI has any consolidated Restricted Subsidiaries, all accounting and financial terms and compliance with financial covenants must be on a consolidating and consolidated basis, as applicable.

    (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Paper, and either Borrower or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

    Rounding.

    Any financial ratios required to be maintained by the Companies pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

    References to Agreements and Laws.

    Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Loan Papers) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Papers, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

    Times of Day.

    Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

    L/C Amounts.

  Unless otherwise specified, all references herein to the amount of an L/C any time shall be deemed to mean the maximum face amount of such L/C after giving effect to all increases thereof contemplated by such L/C or the L/C Application therefor, whether or not such maximum face amount is in effect at such time.

  COMMITMENT.

    Credit Facility.

    (a) Subject to the provisions in the Loan Papers, each Revolver Lender hereby severally and not jointly agrees to lend to Borrower its Commitment Percentage of one or more Revolver Loans in an aggregate principal amount outstanding at any time up to such Revolver Lender's Committed Sum under the Revolver Facility; provided that: (i) each Revolver Loan must occur on a Business Day and no later than the Business Day immediately preceding the Termination Date for the Revolver Facility; (ii) each Revolver Loan must be in an amount not less than (A) $500,000 or a greater integral multiple of $100,000 (if a Base Rate Loan), or (B) $1,000,000 or a greater integral multiple of $100,000 (if a LIBOR Loan); and (iii) on any date of determination, after giving effect to the requested Loan, (A) Revolver Commitment Usage may not exceed the Revolver Commitment then in effect, and (B) for any Revolver Lender, its Commitment Percentage or the Revolver Commitment Usage may not exceed such Revolver Lender's Committed Sum for the Revolver Facility. Revolver Loans may be repaid or reborrowed from time to time in accordance with the terms and provisions of the Loan Papers.

    (b) Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Papers, each Term Loan Lender severally, but not jointly, agrees to lend to Borrower in a single advance on the Closing Date, such Term Loan Lender's Commitment Percentage of the Term Loan Commitment. If all or any portion of the Term Loan Principal Debt is paid or prepaid, then the amount so paid or prepaid may not be reborrowed.

    Loan Procedure.

    (a) Each borrowing of Loans hereunder, conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon Borrower's irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Loan of, conversion to, or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Loan of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.2 must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each borrowing of, conversion to, or continuation of LIBOR Loans shall be in amounts set forth in Section 2.1. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the borrowing (such date a "Loan Date"), conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If Borrower requests a borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Administrative Agent shall promptly notify each Lender of its receipt of any Loan Notice and its contents.

    (b) Each Lender shall remit its applicable Commitment Percentage of each requested Loan to Administrative Agent's principal office in Dallas, Texas, in funds that are available for immediate use by Administrative Agent by 11:00 a.m. on the applicable Loan Date. Subject to receipt of such funds, Administrative Agent shall (unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by Borrower or waived by Required Lenders) make such funds available to Borrower as directed in the Loan Notice; provided however, that if on the date of such Loan Notice there are L/C Borrowings outstanding, then the proceeds of such Loans shall be provided, first, to the payment in full of any such L/C Borrowing, and then, to Borrower as provided herein.

    (c) Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:

    (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

    (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender's Loan under the applicable Facility. If such Lender does not pay such amount forthwith upon Administrative Agent's demand therefor, Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolver Commitment or Term Loan Commitment, or both, or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

    A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

    L/C Subfacility.

  (a) The L/C Commitment.

  (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolver Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue L/Cs for the account of Borrower, and to amend or renew L/Cs previously issued by it, in accordance with subsection (b) below, and (2) to honor sight drafts under the L/Cs; and (B) Revolver Lenders severally agree to participate in L/Cs issued for the account of Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any L/C, and no Revolver Lender shall be obligated to participate in any L/C, if as of the date of such L/C Credit Extension (after giving effect to any proposed L/C Credit Extension on such date), (x) the Revolver Commitment Usage would exceed the Revolver Commitment, (y) any Revolver Lender's Commitment Percentage of the Revolver Commitment Usage would exceed such Revolver Lender's Committed Sum for the Revolver Facility, or (z) the L/C Exposure would exceed $150,000,000 (which amount is part of, and not in addition to, the Revolver Commitment). Within the foregoing limits, and subject to the terms and conditions hereof, Borrower's ability to obtain L/Cs shall be fully revolving; accordingly Borrower may, during the foregoing period, obtain L/Cs to replace L/Cs that have expired or that have been drawn upon and reimbursed. All L/Cs existing on the Closing Date and set forth on Part A of Schedule 2.3 shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

  (ii) Neither L/C Issuer shall be under any obligation to issue any L/C if:

  (A) any order, judgment or decree of any Tribunal or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such L/C, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Tribunal with jurisdiction over the applicable L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such L/C in particular or shall impose upon the applicable L/C Issuer with respect to such L/C any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

  (B) subject to Section 2.3(b)(iii), the expiry date of such requested L/C would occur more than thirteen months after the date of issuance or last renewal, unless Required Revolver Lenders have approved such expiry date or unless the requested L/C is a Bond L/C, in which case the Bond L/C will expire in accordance with the terms set forth in the applicable Bond L/C as approved by the applicable L/C Issuer and Administrative Agent in accordance with Section 2.3(j);

  (C) the expiry date of such requested L/C would occur after the L/C Expiration Date, unless Required Revolver Lenders have approved such expiry date;

  (D) the issuance of such L/C would violate one or more policies of the applicable L/C Issuer; or

  (E) such L/C is to be denominated in a currency other than Dollars.

  (iii) Neither L/C Issuer shall be under any obligation to amend any L/C if (A) such L/C Issuer would have no obligation at such time to issue such L/C in its amended form under the terms hereof, or (B) the beneficiary of such L/C does not accept the proposed amendment to such L/C.

  (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

  (i) Each L/C shall be issued or amended, as the case may be, upon the request of Borrower delivered to the applicable L/C Issuer (with a copy to Administrative Agent) in the form of an L/C Agreement, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the applicable L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of an L/C, such L/C Agreement shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested L/C (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer (or, in the case of the Bond L/Cs, the applicable L/C Issuer or Administrative Agent) may require. In the case of a request for an amendment of any outstanding L/C, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the L/C to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer (or, in the case of the Bond L/Cs, the applicable L/C Issuer or Administrative Agent) may require.

  (ii) Promptly after receipt of any L/C Agreement, the applicable L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from Borrower and, if not, such L/C Issuer will provide Administrative Agent with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue an L/C for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices. Immediately upon the issuance of each L/C, each Revolver Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such L/C in an amount equal to such Revolver Lender's Commitment Percentage (determined with respect to the Revolver Facility) of the amount of such L/C.

  (iii) If Borrower so requests in any applicable L/C Agreement, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue an L/C that has automatic renewal provisions (each, an "Auto-Renewal L/C"); provided that any such Auto-Renewal L/C must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such L/C) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such L/C is issued. Unless otherwise directed by the applicable L/C Issuer, Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal L/C has been issued, Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such L/C at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such renewal if (A) the such L/C Issuer has determined that it would have no obligation at such time to issue such L/C in its renewed form under the terms hereof (by reason of the provisions of Section 2.3(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from Administrative Agent that Required Revolver Lenders have elected not to permit such renewal or (2) from Administrative Agent, any Revolver Lender, or Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied.

  (iv) Promptly after its delivery of any L/C or any amendment to an L/C to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such L/C or amendment.

  (c) Drawings and Reimbursements; Funding of Participations.

  (i) Upon receipt from the beneficiary of any L/C of any notice of a drawing under such L/C, the applicable L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under an L/C (each such date, an "Honor Date"), Borrower shall reimburse such L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse such L/C Issuer by such time, Administrative Agent shall promptly notify each Revolver Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolver Lender's Commitment Percentage (based on the Revolver Facility) thereof. In such event, Borrower shall be deemed to have requested a Base Rate Loan under the Revolver Facility to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolver Commitment and the conditions set forth in Section 6.2 (other than the delivery of a Loan Notice). Any notice given by any L/C Issuer or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

  (ii) Each Revolver Lender (including any Revolver Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.3(c)(i) make funds available to Administrative Agent for the account of the applicable L/C Issuer at Administrative Agent's Office in an amount equal to its Commitment Percentage (based on the Revolver Facility) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent; whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolver Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Revolver Facility to Borrower in such amount. Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolver Loan because the conditions set forth in Section 6.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolver Lender's payment to Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing in satisfaction of its participation obligation under this Section 2.3.

  (iv) Until each Revolver Lender funds its portion of a Revolver Loan or participation in an L/C Borrowing pursuant to this Section 2.3(c) to reimburse the applicable L/C Issuer for any amount drawn under any L/C, interest in respect of such Revolver Lender's Commitment Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

  (v) Each Revolver Lender's obligation to reimburse the L/C Issuer for amounts drawn under Letters of Credit (whether by making a Revolver Loans or funding its participation in an L/C Borrowing), as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolver Lender may have against the applicable L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolver Lender's obligation to make Revolver Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 6.2 (other than delivery by Borrower of a Loan Notice). No funding of a participation in an L/C Borrowing shall relieve or otherwise impair the obligation of Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any L/C, together with interest as provided herein.

  (vi) If any Revolver Lender fails to make available to Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolver Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolver Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolver Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

  (d) Repayment of Participations.

  (i) At any time after an L/C Issuer has made a payment under any L/C and has received from any Revolver Lender such Revolver Lender's funding of its participation in the related L/C Borrowing in accordance with Section 2.3(c), if Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolver Lender its Commitment Percentage (based on the Revolver Facility) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation in the L/C Borrowing was outstanding) in the same funds as those received by Administrative Agent.

  (ii) If any payment received by Administrative Agent for the account of any L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 14.15 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolver Lender shall pay to Administrative Agent for the account of the applicable L/C Issuer its Commitment Percentage (based on the Revolver Facility) thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolver Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

  (e) Obligations Absolute. The obligation of Borrower to reimburse the applicable L/C Issuer for each drawing under each L/C and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

  (i) any lack of validity or enforceability of such L/C, this Agreement, or any other agreement or instrument relating thereto;

  (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such L/C (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such L/C or any agreement or instrument relating thereto, or any unrelated transaction;

  (iii) any draft, demand, certificate or other document presented under such L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such L/C;

  (iv) any payment by the applicable L/C Issuer under such L/C against presentation of a draft or certificate that does not strictly comply with the terms of such L/C; or any payment made by the applicable L/C Issuer under such L/C to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such L/C, including any arising in connection with any proceeding under any Debtor Relief Law; or

  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

  Borrower shall promptly examine a copy of each L/C and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

  (f) Role of L/C Issuer. Each Revolver Lender and Borrower agree that, in paying any drawing under an L/C, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the L/C) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither L/C Issuer nor any Agent-Related Person or any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders, Required Revolver Lenders, or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any L/C or L/C Agreement. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any L/C; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither of the L/C Issuers nor any Agent-Related Person or any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any L/C after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of an L/C. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

  (g) Cash Collateral.

  (i) Upon the request of Administrative Agent, (A) if an L/C Issuer has honored any full or partial drawing request under any L/C and such drawing has resulted in an L/C Borrowing, then Borrower shall immediately Cash Collateralize the L/C Borrowing in an amount equal to such L/C Borrowing, or (B) if, as of the L/C Expiration Date, any L/C may for any reason remain outstanding and partially or wholly undrawn, then Borrower shall immediately Cash Collateralize the L/C Exposure in an amount equal to such L/C Exposure determined as of the L/C Expiration Date. For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the L/C Issuers and Revolver Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Revolver Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Administrative Agent, for the benefit of the L/C Issuers and Revolver Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

  (ii) If at any time (A) the L/C Exposure exceeds $150,000,000 or (B) the sum of the L/C Exposure plus the Revolver Principal Debt exceeds the Revolver Commitment, then Borrower shall immediately Cash Collateralize the L/C Exposure in an amount equal to the greater of (x) the amount by which the L/C Exposure exceeds $150,000,000, or (y) the amount by which the sum of the L/C Exposure plus the Revolver Principal Debt exceeds the Revolver Commitment.

  (iii) Notwithstanding any provision to the contrary in any Bond Document, all Bonds (including, without limitation, "Repurchased Bonds" as defined in the Bond Documents) issued to or held for the benefit of any L/C Issuer (or other designee) shall be held as Cash Collateral securing reimbursement obligations under the related Bond L/C (including, without limitation, any L/C Borrowing).

  (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and Borrower when an L/C is issued (including any such agreement applicable to any L/C set forth on Part A of Schedule 2.3), (i) the rules of the International Standby Practices 1998 ("ISP 98") published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby L/C and each Bond L/C, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits ("UCP"), as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial L/C.

  (i) Conflict with L/C Agreement. In the event of any conflict between the terms hereof and the terms of any L/C Agreement, the terms hereof shall control.

  (j) Bond L/Cs. Notwithstanding any provision to the contrary set forth in this Section 2.3:

  (i) (A) The Bond L/Cs shall be subject to the terms and conditions of this Agreement and applicable Law; provided however, that (1) such Bond L/Cs may have expiration dates later than thirteen months from the date of issuance, so long as such date is not later than the L/C Expiration Date; and (2) the terms of such Bond L/Cs must be acceptable to the applicable L/C Issuer and Administrative Agent, and, (I) subject to the provisions of Section 2.3(j)(ii) and 2.3(j)(iii), may provide for the reinstatement of drawn portions of the Bond L/C, whether or not reimbursement has been received (which may have the effect of increasing the amount of such Bond L/C), (II) may provide for automatic renewals thereof, so long as such terms comply with the auto renewals provisions set forth in Section 2.3(b)(iii) hereof, and (III) may contain provisions whereby the applicable L/C Issuer is granted certain Rights in collateral and voting Rights under the related Bond Documents, which Rights are expressly assigned to the Administrative Agent for the benefit of the Lenders pursuant to Section 2.3(j)(iv) herein.

  (B) Borrower may request that an L/C Issuer issue Additional Bond L/Cs by providing at least 30 days prior written notice of such request to the applicable L/C Issuer, and by delivering a certificate at least 30 days prior to the issuance of any Additional Bond L/C to Administrative Agent demonstrating the Companies' pro forma compliance with the financial covenants set forth in Section 10.1 herein, after giving effect to the issuance of any such Additional Bonds and, without duplication, any Debt incurred by Borrower in support thereof, and certifying that no Default or Potential Default exists or would result after giving effect thereto.

  (ii) In the event that the proceeds of any drawing under any Bond L/C are used to pay the purchase price of Bonds tendered or deemed tendered by the owner thereof pursuant to the related Bond Documents (such drawing, including the drawing of any accrued interest on the tendered Bonds, a "Bond Purchase Drawing"), then the stated amount of such Bond L/C will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Section 6.2 have been satisfied, and without further approval from Revolver Lenders) pursuant to the provisions of the applicable Bond L/C by an amount equal to the Bond Purchase Drawing, so long as (A) the applicable L/C Issuer (or Administrative Agent, as assignee of such L/C Issuer) has been properly accounted for on the securities depository's records as the beneficial owner of such Bonds purchased with the proceeds (or portion thereof) of the Bond L/C, or (B) such Bonds have been delivered to the appropriate custodian and registered as directed by such L/C Issuer (or Administrative Agent, as assignee of such L/C Issuer); provided however, that if the repurchased Bonds are not transferred to L/C Issuer (or Administrative Agent, as assignee of such L/C Issuer) as required in clauses (A) and (B) preceding, then the applicable L/C Issuer shall notify Administrative Agent (who shall subsequently notify Revolver Lenders) of such failure. Unless otherwise directed by Required Revolver Lenders, the applicable L/C Issuer shall then deliver notice to the applicable Trustee prior to the fifth Business Day after any such Bond Purchase Drawing that the amount of such drawing will not be reinstated.

  (iii) If the interest portion of any Bond L/C is drawn by the applicable Trustee to make scheduled interest payments on the outstanding principal amount of the Bonds, then the stated amount of such Bond L/C will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement of the interest portion of such Bond L/C (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Section 6.2 have been satisfied, and without further approval from Revolver Lenders) pursuant to the provisions of the applicable Bond L/C. Subject to compliance with Section 2.3(b) herein, the stated amount of the related Bond L/C may be increased as required by the related Bond Documents (to reflect an increase in the maximum rate of interest or number of days of accrued interest covered by such Bond L/C or otherwise).

  (iv) All liens and security interests securing reimbursement obligations and other obligations owed to the applicable L/C Issuer of any Bond L/C under the related Bond Documents (including, without limitation, any L/C Borrowing), any rights in and to any Bonds or other certificates of indebtedness issued to such L/C Issuer under the related Bond Documents, and any voting rights or other rights created in favor of such L/C Issuer under or pursuant to or in connection with any related Bond Documents (collectively, the "Bond Rights"), now or hereafter existing in favor of any such L/C Issuer, are hereby assigned and conveyed by the applicable L/C Issuer to Administrative Agent for the ratable benefit of Lenders. Notwithstanding anything to the contrary set forth in any Bond L/C, any Bonds or certificates of indebtedness purchased from the owner thereof by the applicable Trustee with funds received pursuant to a drawing under any Bond L/C shall be registered in the name of Administrative Agent and shall be delivered to or held by Administrative Agent or such other entity as may be specified by the applicable L/C Issuer and approved by Administrative Agent in a written instrument delivered to the applicable Trustee, for the benefit of the L/C Issuer, Administrative Agent, and the other Revolver Lenders. Each L/C Issuer of a Bond L/C agrees to execute all such other assignments, conveyances, financing statements, and other documents required by Administrative Agent to effect the requirements of this Section 2.3(j)(iv); provided that, Lenders, Administrative Agent, and each such L/C Issuer agree that in the event any Bonds or certificates of indebtedness are issued to any such L/C Issuer (or Administrative Agent as the assignee of such L/C Issuer) as a result of a drawing by the applicable Trustee under the Bond L/C for which such L/C Issuer is not immediately reimbursed, and subsequently the Bonds are remarketed and such L/C Issuer is reimbursed for all amounts so advanced (which reimbursement may be a repayment of any Revolver Loan disbursed by Revolver Lenders as payment of the related L/C reimbursement obligations under Section 2.3(c) or a repayment of an L/C Borrowing), then any Bonds or certificates of indebtedness shall be released by Administrative Agent and delivered to such Trustee without any further authorization from Lenders or L/C Issuer.

  (v) To the extent Rights (including, without limitation, voting rights, rights to provide notice and elect remedies, and rights to approve waivers, consents, or amendments of the related Bond Documents) are created in favor of the L/C Issuer of any Bond L/C, such Rights (other than ministerial, non discretionary Rights) may only be exercised with the consent of, or in accordance with the directions of, (A) prior to the occurrence of any Default or Potential Default under the Loan Papers, Required Revolver Lenders, and (B) after the occurrence and during the continuance of any Default or Potential Default, Required Lenders, in either case under the terms of the Loan Papers.

  TERMS OF PAYMENT.

    Notes and Payments.

    (a) The Loans made by each Lender, and the issuance or extension of the expiry date of any L/C, or the renewal or increase of the amount thereof, shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders, or L/Cs issued, extended, renewed or increased, to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligation. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall promptly execute and deliver to such Lender (through Administrative Agent) a Revolver Note (with respect to Revolver Principal Debt) and a Term Loan Note (with respect to Term Loan Principal Debt), as the case may be, which Notes shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note or Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

    (b) In addition to the accounts and records referred to in clause (a) herein, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in L/Cs. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

    (c) Borrower must make each payment on the Obligation, without condition or deduction for any counterclaim, defense, recoupment or setoff, to Administrative Agent's principal office in Dallas, Texas, in funds that will be available for immediate use by Administrative Agent by 12:00 noon on the day due; otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day. Administrative Agent shall pay to each Lender any payment to which that Lender is entitled on the same day Administrative Agent receives the funds from Borrower if Administrative Agent receives the payment before 12:00 noon, and otherwise before 12:00 noon on the following Business Day. If and to the extent that Administrative Agent does not make payments to Lenders when due, unpaid amounts shall accrue interest at the Federal Funds Rate from the due date until (but not including) the payment date.

    Interest and Principal Payments; Voluntary Commitment Reductions.

    (a) Accrued interest on each LIBOR Loan is due and payable on the last day of its Interest Period. If any Interest Period with respect to a LIBOR Loan is a period greater than three months, then accrued interest is also due and payable on the date three months after the commencement of the Interest Period. Accrued interest on each Base Rate Loan is due and payable on each Quarterly Date and on the Termination Date.

    (b) The Revolver Principal Debt is due and payable on the Termination Date for the Revolver Facility.

    (c) The Term Loan Principal Debt is due and payable in quarterly installments in the principal amount of $250,000 each, commencing on July 31, 2003, and continuing thereafter on each Quarterly Date, with a final payment due on the Termination Date for the Term Loan Facility in an amount equal to all Term Loan Principal Debt then outstanding.

    (d) If the Revolver Commitment Usage ever exceeds the Revolver Commitment, Borrower shall pay Revolver Principal Debt in at least the amount of that excess, together with (i) all accrued and unpaid interest on the principal amount so paid and (ii) any resulting Funding Loss.

    (e) Borrower may voluntarily reduce or prepay the Revolver Principal Debt and the Term Loan Principal Debt as follows:

    (i) Without premium or penalty and upon giving at least two Business Days prior written and irrevocable notice to Administrative Agent (who shall promptly notify the Lenders of its receipt of such notice and its contents), Borrower may terminate all or reduce part of the unused portion of the Total Commitment. Each partial reduction (unless the remaining portion of such commitment is less) must be in an amount of not less than $5,000,000 or a greater integral multiple of $1,000,000, and shall be Pro Rata among all Lenders. Once terminated or reduced, such commitments may not be reinstated or increased.

    (ii) Borrower may voluntarily prepay all or any part of the Principal Debt at any time without premium or penalty, subject to the following conditions:

            Administrative Agent must receive Borrower's written payment notice (which shall specify (1) the payment date, and (2) the Type and amount of the Loan(s) to be paid; such notice shall constitute an irrevocable and binding obligation of Borrower to make a payment on the designated date) by 1:00 p.m. on (x) the third Business Day preceding the date of payment of a LIBOR Loan and (y) the date of payment of a Base Rate Loan;

            each partial payment must be in a minimum amount of at least $500,000 if a Base Rate Loan or $1,000,000 if a LIBOR Loan or, in either case, a greater integral multiple of $100,000;

            all accrued interest on the principal amount so to be prepaid must also be paid in full on the date of payment; and

            Borrower shall pay any related Funding Loss upon demand.

            Any voluntary prepayment of the Principal Debt shall be applied to the Revolver Principal Debt and the Term Loan Principal Debt at Borrower's direction; provided however, that upon any Default or Potential Default, any such prepayment shall be allocated to each Revolver Lender and Term Loan Lender in accordance with their Pro Rata Part of the Principal Debt. Unless a Default or Potential Default has occurred and is continuing (or would arise as a result thereof), any payment or prepayment of the Revolver Principal Debt may be reborrowed by Borrower, subject to the terms and conditions of the Loan Papers.

    Interest Options.

    Except where specifically otherwise provided, Loans bear interest at an annual rate equal to the lesser of (a) the Base Rate plus the Applicable Margin or LIBOR plus the Applicable Margin for the Interest Period, if any, selected by Borrower (in each case as designated or deemed designated by Borrower), as the case may be, and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

    Quotation of Rates.

    A Responsible Officer of Borrower may call Administrative Agent before delivering a Loan Notice to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrower delivers its Loan Notice or on the Loan Date.

    Default Rate.

    While any Default exists, Borrower shall pay interest on the Principal Debt at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

    Interest Recapture.

    If the designated interest rate applicable to any Loan exceeds the Maximum Rate, the interest rate on that Loan is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

    Interest Calculations.

    All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.1(c), bear interest for one day.

    Maximum Rate.

    Regardless of any provision contained in any Loan Paper or any document related thereto, no Lender is entitled to contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate, and, if Lenders ever do so, then any excess shall be treated as a partial payment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this Agreement for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary payments and their effects, and (d) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).

    Interest Periods.

    When Borrower requests any LIBOR Loan, Borrower may elect the applicable interest period (each an "Interest Period"), which may be, at Borrower's option, one, two, three or six months, subject to the following conditions: (a) the initial LIBOR Interest Period commences on the applicable Loan Date or conversion date, and each subsequent LIBOR Interest Period commences on the day when the next preceding applicable Interest Period expires; (b) if any LIBOR Interest Period begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month; (c) no LIBOR Interest Period for any portion of Principal Debt may extend beyond the scheduled payment date for that portion of Principal Debt; and (d) no more than 20 LIBOR Interest Periods may be in effect at one time.

    Order of Application.

    (a) If no Default or Potential Default exists, payments and prepayments of the Obligation shall be applied first to fees then due, second to accrued interest then due and payable on the Principal Debt, and then to the remaining Obligation in the order and manner as Borrower may direct.

    (b) If a Default or Potential Default exists, any payment or prepayment (including proceeds from the exercise of any Rights) shall be applied to the Obligation in the following order: (i) to the ratable payment of all fees, expenses, and indemnities for which Administrative Agent or Lenders have not been paid or reimbursed in accordance with the Loan Papers (as used in this Section 3.10, a "ratable payment" for any Lender or Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Lender or Administrative Agent bears to the total aggregate fees and indemnities owed to all Lenders and Administrative Agent on such date of determination); (ii) to the ratable payment of accrued and unpaid interest on the Principal Debt (as used in this Section 3.10, "ratable payment" means, for any Lender, on any date of determination, that proportion which the accrued and unpaid interest on the Principal Debt owed to such Lender bears to the total accrued and unpaid interest on the Principal Debt owed to all Lenders); (iii) to the ratable payment of the Principal Debt (as used in this Section 3.10, "ratable payment" means for any Lender, on any date of determination, that proportion which the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders); (iv) to provide cash collateral in an amount equal to the L/C Exposure then existing in accordance with Section 2.3(g); and (v) to the payment of the remaining Obligation in the order and manner Required Lenders deem appropriate.

    Subject to the provisions of Section 13 and provided that Administrative Agent shall not in any event be bound to inquire into or to determine the validity, scope, or priority of any interest or entitlement of any Lender and may suspend all payments or seek appropriate relief (including, without limitation, instructions from Required Lenders or Required Revolver Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby, Administrative Agent shall promptly distribute such amounts to each Lender in accordance with the Agreement and the related Loan Documents.

    Sharing of Payments, Etc.

    If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 3.11 may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of set-off) with respect to such participation as fully as if such Person were the direct creditor of Borrower in the amount of such participation.

    Booking Loans.

    To the extent permitted by Law, any Lender may make, carry or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.13 than the transferor Lender would have been entitled to receive with respect to those Loans.

    Inability to Determine Rates.

    If Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Loan of, conversion to, or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

    Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Rate Loans.

    (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans or (as the case may be) issuing or participating in L/Cs, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Subject Taxes or Other Taxes (as defined in Section 3.15 and as to which Section 3.15 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.14(c)), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

    (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

    (c) Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 15 days' prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest shall be due and payable 15 days from receipt of such notice.

    (d) The provisions of this Section 3.14 may be invoked by a Lender only if such Lender is generally invoking similar provisions against other Persons to which such Lender lends funds pursuant to facilities similar to the Facilities.

    Taxes.

    (a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Paper shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Subject Taxes"). If Borrower shall be required by any Laws to deduct any Subject Taxes from or in respect of any sum payable under any Loan Paper to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

    (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Paper or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Paper (hereinafter referred to as "Other Taxes").

    (c) If Borrower shall be required to deduct or pay any Subject Taxes or Other Taxes from or in respect of any sum payable under any Loan Paper to Administrative Agent or any Lender, Borrower shall also pay to Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) that Administrative Agent or such Lender would have received if such Subject Taxes or Other Taxes had not been imposed.

    (d) Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Subject Taxes and Other Taxes (including any Subject Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section, but excluding any interest and penalties incurred as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender) paid by Administrative Agent and such Lender, (ii) amounts payable under Section 3.15(c), other than interest and penalties incurred as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender, and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Subject Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Tribunal. Payment under this clause (d) shall be made within 30 days after the date Lender or Administrative Agent makes a demand therefor. If Administrative Agent or that Lender subsequently receives a refund of the Subject Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

    (e) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition which would entitle it to exercise any rights under Section 3.15, it shall use commercially reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if (i) as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans of such Lender would be reduced or the increased cost which would otherwise be required to be paid in respect of such Loans would be reduced and (ii) the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.

    Illegality.

    If any Lender determines that any Law has made it unlawful, or that any Tribunal has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

    Funding Loss.

    Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

    (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

    (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

    (c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 14.18;

    including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

    For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.17, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

    Matters Applicable to all Requests for Compensation.

  (a) A certificate of Administrative Agent or any Lender claiming compensation under any of Sections 3.13 through 3.17, and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

  (b) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition which would entitle it to exercise any Rights under Sections 3.14 or 3.15, it shall use commercially reasonable efforts to make, fund, or maintain the affected Loans of such Lender through another Lending Office of such Lender if (a) as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans of such Lender would be reduced or the increased cost which would otherwise be required to be paid in respect of such Loans would be reduced and (b) the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans or such Lender.

  (c) Upon any Lender's making a claim for compensation under Section 3.14 or 3.15, Borrower may replace such Lender in accordance with Section 14.18.

  (d) All of Borrower's obligations under Sections 3.13 through 3.18 shall survive termination of the Total Commitment and repayment of all other Obligation hereunder.

  FEES.

    Treatment of Fees.

    The fees described in this Section 4 (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(c), (d) are non-refundable, and (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate.

    Fee Letter.

    Borrower shall pay to Arrangers, Administrative Agent, and Syndication Agent, for their respective accounts or for the respective accounts of the Lenders, as the case may be, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

    L/C Fees.

    (a) L/C Fees. Borrower shall pay to Administrative Agent for the account of each Revolver Lender in accordance with its Commitment Percentage of the Revolver Facility (i) a fee for each commercial L/C equal to 1/8 of 1% per annum times the actual daily maximum amount available to be drawn under each such L/C, and (ii) a fee for each standby L/C equal to the Applicable Margin for LIBOR Loans times the actual daily maximum amount available to be drawn under each such L/C. Such fee for each L/C shall be due and payable quarterly in arrears on each Quarterly Date, commencing with the first such date to occur after the issuance of such L/C, and on the expiration date of such L/C. If there is any change in the Applicable Margin during any quarter, the actual daily amount of each standby L/C shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

    (b) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Borrower shall pay directly to each L/C Issuer, for their respective accounts, a fronting fee in the amounts and at the times specified in the Fee Letter. In addition, Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

    (c) Calculation of L/C Fees. Each L/C (other than a fee payable upon the issuance of the L/C) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

    Revolver Commitment Fee.

  Borrower shall pay to Administrative Agent for the account of each Revolver Lender in accordance with its Pro Rata Part of the Revolver Facility, a commitment fee equal to the Applicable Percentage times the daily amount by which the Revolver Commitment exceeds the Revolver Commitment Usage. The commitment fee shall accrue at all times from the Closing Date to the Termination Date (for the Revolver Facility), including at any time during which one or more of the conditions in Section 6 is not met, and shall be due and payable quarterly in arrears on each Quarterly Date, commencing with the first such date to occur after the Closing Date, and on the Termination Date for the Revolver Facility. The commitment fee shall be calculated quarterly in arrears on the basis of the actual days elapsed (including the first day but excluding the last day) in a calendar year of 360 days, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

  GUARANTY AND SECURITY.

    Guaranty.

    Full and complete payment of the Obligation under the Loan Papers shall be guaranteed in accordance with a Guaranty executed by each Restricted Company (other than (i) Borrower, (ii) any Restricted Subsidiary that is a Qualifying Metro District, and (iii) any Subsidiary of a Restricted Subsidiary that is a Qualifying Metro District).

    Collateral.

    Full and complete payment of the Obligation under the Loan Papers shall be secured by (a) all capital stock or other equity interests issued to a Restricted Company by any Restricted Subsidiary (other than any Subsidiary of any Restricted Subsidiary that is a Qualifying Metro District) organized under the laws of the United States (or any state thereof), (b) 65% of all capital stock or other equity interests issued to a Restricted Company organized under the laws of the United States (or any state thereof) by any Restricted Subsidiary organized under the laws of any country other than the United States, (c) a pledge by Borrower of its membership interests in SSI, and (d) all Bond Rights created in favor of or held by any L/C Issuer (as assigned to Administrative Agent pursuant to Section 2.3(j)(iv) herein), including, without limitation, any Rights thereunder pledged or assigned to such L/C Issuer as security for payment of the "Bonds" defined therein (collectively, the "Collateral").

    Additional Collateral and Guaranties.

    Administrative Agent may, without notice or demand and without affecting any Person's obligations under the Loan Papers, from time to time (a) receive and hold additional collateral from any Person for the payment of all or any part of the Obligation and exchange, enforce or release all or any part of that collateral (in accordance with Section 13.11), and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligation and release any endorser or guarantor, or any Person who has given any other security for the payment of all or any part of the Obligation, or any other Person in any way obligated to pay all or any part of the Obligation (in accordance with Section 13.11).

    Additional Documents or Information.

  Each Company will execute or cause to be executed, stock powers, control agreements, and other writings in the form and content reasonably required by Administrative Agent, and shall deliver (or grant Administrative Agent the authority to file on behalf of each Company) financing statements requested by Administrative Agent. Borrower shall pay all costs of (a) filing any financing, continuation, amendment or terminations statements, or (b) other actions taken by Administrative Agent relating to the Collateral, including, without limitation, costs and expenses of any Lien search required by Administrative Agent.

  CONDITIONS PRECEDENT.

    Initial Advance.

    Lenders will not be obligated to fund the initial Loans hereunder, and L/C Issuer will not be obligated to issue the initial L/C hereunder, unless Administrative Agent has received each of the items in clauses (a) through (j) and the conditions in clauses (k) and (l) have been satisfied (other than each item or condition, if any, listed on Schedule 6.1, which items or conditions are hereby permitted to be delivered or satisfied after the Closing Date, but not later than the respective dates for delivery or satisfaction specified on Schedule 6.1):

        an executed counterpart of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

        With respect to any Lender requesting Notes pursuant to Section 3.1(a), each of the Notes, payable to the order of each applicable Lender, as contemplated in Section 3.1(a);

        a Guaranty executed by each Restricted Company (other than Borrower, any Restricted Company that is a Qualifying Metro District, and any Subsidiary of any Restricted Subsidiary that is a Qualifying Metro District), or for any Restricted Company which has previously executed a Guaranty, at Administrative Agent's election, a consent or ratification by such Restricted Company of its existing Guaranty;

        a Pledge Agreement (or at Administrative Agent's election, a ratification agreement) executed by the holder of the capital stock or other equity interests of each Restricted Company, pledging that capital stock or those interests, and a Pledge Agreement (or at Administrative Agent's election, a ratification agreement) executed by Borrower in respect of its interest in SSI;

        an Officers' Certificate for each Restricted Company, relating to articles of incorporation or organization, bylaws, regulations, or operating agreements, resolutions, and incumbency;

        Certificates of Existence and Good Standing (Account Status) for each Restricted Company from its state of organization and each other state where it does business, each dated after May 1, 2003;

        Legal opinions of Martha Dugan Rehm, General Counsel of VRI, and Cahill Gordon & Reindel, special New York counsel to Borrower and the other Restricted Subsidiaries, each in form and substance satisfactory to Administrative Agent; one of the foregoing opinions shall include opinions confirming that (i) the Debt incurred under this Agreement and the related Loan Papers (A) has been incurred or entered into in compliance with the requirements of the Senior Subordinated Debt Indentures, and (B) constitutes "Senior Debt" under the terms of the Senior Subordinated Debt Indentures, and (ii) this Agreement constitutes the "Credit Agreement" as such term is defined in the Senior Subordinated Debt Indentures.

        Borrower's audited consolidated and supplemental condensed consolidating Financial Statements for 2002, and unaudited consolidated and supplemental condensed consolidating Financial Statements for fiscal quarters ending October 31, 2002 and January 31, 2003;

        a certificate signed by a Responsible Officer certifying (i) that the conditions specified in Sections 6.2(c) and (d) have been satisfied, and (ii) that there has been no event or circumstance since July 31, 2002 that has had or could be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Event;

        evidence that all insurance required to be maintained pursuant to the Loan Papers has been obtained and is in effect;

        payment of all fees payable on or prior to the Closing Date to Administrative Agent, any other Agent-Related Person, or any Lender as provided for in Section 4; and

        unless waived by Administrative Agent, payment in full of all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

    Each Advance.

  The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) is subject to the following conditions precedent: (a) Administrative Agent shall have timely received a Loan Notice or the applicable L/C Issuer shall have timely received the applicable L/C Agreement; (b) the applicable L/C Issuer shall have received any applicable L/C fee; (c) all of the representations and warranties of the Companies in the Loan Papers are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or permitted by this Agreement); (d) no Material Adverse Event, Default or Potential Default exists or would result from the proposed funding of such Loans or issuance of L/Cs; and (e) the funding of the Loans or issuance of the L/Cs is permitted by Law. Upon Administrative Agent's reasonable request, Borrower shall deliver to Administrative Agent evidence substantiating any of the matters in the Loan Papers that are necessary to enable Borrower to qualify for the Loans or L/Cs. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Subject to the prior approval of Required Lenders or Required Revolver Lenders, as the case may be, Lenders may fund any Loan, and the applicable L/C Issuer may issue any L/C, without all conditions being satisfied, but, to the extent permitted by Law, that funding and issuance shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Required Lenders or Required Revolver Lenders, as applicable, specifically waive each item in writing. Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) and each L/C Agreement submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 6.2 have been satisfied on and as of the date of the applicable Loan or issuance of the applicable L/C. Notwithstanding anything to the contrary set forth in this Section 6.2, Lenders will not be obligated to honor any Loan Notice (including a Loan Notice converting Base Rate Loans to LIBOR Loans or continuing LIBOR Loans) if a Default or Potential Default exists or would result after giving effect to the proposed funding, conversion, or continuation of such Loans or issuance of L/Cs.

  REPRESENTATIONS AND WARRANTIES.

  Borrower (and each Guarantor by execution of a Guaranty) represents and warrants to Administrative Agent and Lenders as set forth below; provided however, that (x) representations and warranties of any such Guarantor shall be made solely as to such Guarantor and its Subsidiaries; and (y) representations and warranties applicable to any Company that is a Metro District shall be made by Borrower to the best of its knowledge:

    Regulation U.

    No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulations T or U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Loan will be used, directly or indirectly, for a purpose which violates any Law, including, without limitation, the provisions of Regulations T, U, or X (as enacted by the Board of Governors of the Federal Reserve System, as amended). Following the application of the proceeds of each Loan, each L/C Borrowing, or each drawing under each L/C, not more than 25% of the value of the assets (either of Borrower only or the Companies on a consolidated basis) subject to the provisions of Section 9.5, Section 9.10 and Section 9.11 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 11.8 will be margin stock.

    Corporate Existence, Good Standing, Authority and Compliance.

    Each Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized as identified on Schedule 7.2 (or any revised Schedule 7.2 delivered by Borrower to Lenders evidencing changes permitted by Section 8.10, 9.10 or 9.11). Except where failure is not a Material Adverse Event, each Restricted Company (a) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing as identified on Schedule 7.2 (or any such revised Schedule 7.2), and (b) possesses all requisite authority, permits, licenses, consents, approvals and power to (i) own its assets and conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (ii) execute, deliver, and perform its obligations under the Loan Papers to which it is party.

    Subsidiaries.

    VRI has no Subsidiaries, other than as disclosed on Schedule 7.2 (or on any revised Schedule 7.2 delivered by Borrower to Lenders evidencing changes permitted by Section 8.10, 9.10 or 9.11). All of the outstanding shares of capital stock (or similar voting interests) of the Restricted Companies are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of the Restricted Companies other than VRI are owned of record and beneficially as set forth thereon, free and clear of any Liens, restrictions, claims or Rights of another Person, other than Permitted Liens, and are not subject to any warrant, option or other acquisition Right of any Person or subject to any transfer restriction, other than restrictions imposed by securities Laws and general corporate Laws.

    Authorization and Contravention.

    The execution and delivery by, and enforcement against, each Restricted Company of each Loan Paper or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its organizational power, (b) have been duly authorized by all necessary action, (c) require no action by or filing with any Tribunal (other than any action or filing that has been taken or made on or before the date of this Agreement), (d) do not violate any provision of its organizational documents, (e) do not violate any provision of Law or any order of any Tribunal applicable to it, other than violations that individually or collectively are not a Material Adverse Event, (f) do not violate any Material Agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of any Company.

    Binding Effect.

    Upon execution and delivery by all parties thereto, each Loan Paper which is a contract will constitute a legal and binding obligation of each Restricted Company party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

    Financial Statements; Fiscal Year.

    The Current Financials were prepared in accordance with GAAP and, together with the notes thereto, present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on, the date or dates thereof (subject only to normal year-end adjustments), and show all material indebtedness and other liabilities, direct or contingent, of the Companies as of such date or dates, including liabilities for taxes, material commitments and Debt. Since the date of the Current Financials, there has been no event or circumstance, either individually or in the aggregate, that has resulted in or could reasonably be expected to result in a Material Adverse Event. The fiscal year of Borrower ends on July 31.

    Litigation.

    Except as disclosed on Schedule 7.7, (a) no Company (other than as a creditor or claimant) is subject to, or aware of the threat of, any Litigation (i) that is reasonably likely to be determined adversely to any Company and, if so adversely determined, shall result in a Material Adverse Event, or (ii) that purports to affect or pertain to this Agreement or any other Loan Paper, or any of the transactions contemplated hereby, (b) no outstanding or unpaid judgments against any Company exist, and (c) no Company is a party to, or bound by, any judicial or administrative order, judgment, decree or consent decree relating to any past or present practice, omission, activity or undertaking which constitutes a Material Adverse Event.

    Taxes.

    All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, other than returns for which the failure to file is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing any liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Sections 7.9 and Section 7.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, and all Taxes shown as due and payable in such returns have been paid before delinquency, other than Taxes for which the criteria for Permitted Liens (as specified in clause (i) of the definition of "Permitted Liens") have been satisfied, for which nonpayment is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing any liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 7.9 and Section 7.10 herein that reasonably likely to be secured by Liens) in excess of the Threshold Amount, or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided. There is no proposed tax assessment against any Company that would, if made, result in a Material Adverse Event or, in any event, result in a Lien on the assets of such Company or Companies securing any liability (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 7.9 and Section 7.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount.

    Environmental Matters.

    Except as disclosed on Schedule 7.9 and except for conditions, circumstances or violations that are not, individually or in the aggregate, a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 7.8 and Section 7.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, no Company (a) knows of any environmental condition or circumstance adversely affecting any Company's properties or operations, (b) has, to its knowledge, received any written report of any Company's violation of any Environmental Law, or (c) knows that any Company is under any obligation imposed by a Tribunal to remedy any violation of any Environmental Law. Except as disclosed on Schedule 7.9, each Company believes that its properties and operations do not violate any Environmental Law, other than violations that are not, individually or in the aggregate, a Material Adverse Event or, in any event, likely to result in a Lien on the assets of the Companies securing liability of the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 7.8 and Section 7.10 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount. No facility of any Company is used for, or to the knowledge of any Company has been used for, treatment or disposal of any Hazardous Substance or storage of Hazardous Substances, other than in material compliance with applicable Environmental Laws.

    Employee Plans.

    Except where the occurrence or existence is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of any Company or the Companies securing liability of any Company or the Companies (individually or when aggregated with any liability of the Companies contemplated elsewhere in this Section and in Section 7.8 and Section 7.9 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, (a) no Employee Plan has incurred an "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (c) no Company has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no Company has engaged in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code), and (e) no "reportable event" (as defined in section 4043 of ERISA) has occurred with respect to an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

    Properties and Liens.

        Each Company has good and marketable title in fee simple to, or a valid leasehold interest in, all material property reflected on the Current Financials (other than for property that is obsolete or that has been disposed of in the ordinary course of business or as otherwise permitted by Section 9.10 or Section 9.11).

        Except for Permitted Liens, no Lien exists on any property of any Company (including, without limitation, the Forest Service Permits and the Water Rights), and the execution, delivery, performance or observance of the Loan Papers will not require or result in the creation of any Lien on any Company's property.

        As of the date hereof, the Forest Service Permits constitute all of the material licenses, permits or leases from the U.S. held by the Companies for use in connection with their respective skiing businesses.

        Each of the Water Rights is, to the knowledge of the Companies, in full force and effect and, to the knowledge of the Companies, there is no material default or existing condition which with the giving of notice or the passage of time or both would cause a material default under any Water Right that is material to the operation of the Companies. Subject to the available supply and to the terms and conditions of the applicable decrees, the Companies' Water Rights provide a dependable, legal and physical snowmaking, irrigation and domestic water supply for the operation of the Companies' businesses.

        Each Closing Date Critical Asset owned by any Company is owned by a Wholly Owned Restricted Subsidiary of Borrower (other than Closing Date Critical Assets owned by Heavenly Valley).

    Government Regulations.

    No Company or Controlling Person (a) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (b) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

    Transactions with Affiliates.

    Except as set forth in Schedule 7.13 and except for other transactions which do not, in the aggregate, cost the Restricted Companies more than $2,000,000 in any fiscal year, no Restricted Company is a party to any transaction with any Affiliate (other than another Restricted Company), except upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

    Debt.

    No Company is an obligor on any Debt, other than Permitted Debt.

    Material Agreements.

    All Material Agreements to which any Restricted Company is a party are in full force and effect, and no default or potential default (a) exists on the part of any Restricted Company thereunder that is a Material Adverse Event or (b) would result from the consummation of the transactions contemplated by this Agreement or any other Loan Paper.

    Labor Matters.

    There are no binding agreements of any type with any labor union, labor organization, collective bargaining unit or employee group to which any Company is bound, other than Vail Summit Resorts' collective bargaining agreements with the Breckenridge Professional Ski Patrol Association and Keystone Professional Ski Patrol Association and agreements which may be entered into after the date of this Agreement which do not constitute a Material Adverse Event. No actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company that constitute a Material Adverse Event exist. Hours worked by and payment made to employees of the Companies have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Law dealing with labor matters, other than any violations, individually or collectively, that are not a Material Adverse Event. All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

    Solvency.

    On the Closing Date and on each Loan Date, Borrower and each Guarantor is, and after giving effect to the requested Loan will be, Solvent.

    Intellectual Property.

    Each Company owns (or otherwise holds rights to use) all material Intellectual Property, licenses, permits, and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this Agreement. To its knowledge, each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, would not, individually or collectively, constitute a Material Adverse Event, and to the best of each Company's knowledge, no slogan or other advertising device, product, process, method, substance or part or other material now employed, or now contemplated to be employed, by such Company infringes upon any rights held by any other Person. To the knowledge of any Company as of the date hereof, no infringement or claim of infringement by others of any material Intellectual Property, license, permit, trade name, or other intellectual property of any Company exists, other than claims which will not result in a Material Adverse Event.

    Full Disclosure.

    Each material fact or condition relating to the Loan Papers or the financial condition, business or property of any Company has been disclosed to Administrative Agent. All reports, financial statements, certificates and other information furnished by any Company to Administrative Agent in connection with the Loan Papers on or before the date of this Agreement was, taken as a whole, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

    Insurance.

    The properties of the Companies are insured with financially sound and reputable insurance companies not Affiliates of the Companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Companies operate.

    Compliance with Laws.

    Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Event.

    Tax Shelter Regulations.

    Borrower does not intend to treat the Loans and/or L/Cs (and related transactions) as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. If Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of Lenders may treat its Loans and/or its interest in L/Cs as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

    Senior Debt.

  The Obligation represents, among other things, the restatement, renewal, amendment, extension, and modification of the "Obligation" (as defined in the Existing Agreement) and constitutes "Senior Debt" under the Senior Subordinated Debt Indentures and other documents evidencing and relating to Subordinated Debt.

  AFFIRMATIVE COVENANTS.

  So long as Lenders are committed to fund Loans and L/C Issuers are committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

    Items to be Furnished.

    Borrower shall cause the following to be furnished to each Lender:

        With respect to each fiscal year of the Companies, within 5 Business Days after the date required to be filed with the Securities and Exchange Commission as part of the Companies' periodic reporting, Financial Statements showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, accompanied by: (A) the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies, (B) any management letter prepared by the accounting firm delivered in connection with its audit, (C) a certificate from the accounting firm to Administrative Agent indicating that during its audit it obtained no knowledge of any Default or Potential Default, or if it obtained knowledge, the nature and period of existence thereof, and (D) a Compliance Certificate with respect to the Financial Statements.

        With respect to each fiscal quarter of the Companies (other than the last fiscal quarter of each fiscal year), within 5 Business Days after the date required to be filed with the Securities and Exchange Commission as part of the Companies periodic reportings, Financial Statements showing the consolidated financial condition and results of operations of the Companies for such fiscal quarter and for the period from the beginning of the current fiscal year to the last day of such fiscal quarter, accompanied by a Compliance Certificate with respect to the Financial Statements.

        Promptly after receipt, a copy of each interim or special audit report, management letter and recommendations issued by independent accountants with respect to any Company or its financial records.

        Promptly after Borrower has notified Administrative Agent of any intention by Borrower to treat the Loans and/or L/Cs as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

        Notice, promptly after any Company knows or has reason to know, of (i) the existence and status of any Litigation that, if determined adversely to any Company, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Restricted Company in connection with any Loan Paper, (iii) the receipt by any Company of notice of any violation or alleged violation of any Environmental Law or ERISA (which individually or collectively with other violations or allegations is reasonably likely to constitute a Material Adverse Event), (iv) a Default or Potential Default, specifying the nature thereof and what action the Restricted Companies have taken, are taking, or propose to take, (v) any breach or nonperformance of, or default under, a Material Agreement of a Restricted Company that is reasonably likely to result in a Material Adverse Event, or (vi) any material change in accounting policies or financial reporting practices by any Restricted Company. Each notice pursuant to Section 8.1(e)(iv) shall describe with particularity any and all provisions of this Agreement and any other Loan Paper that have been breached.

        Promptly after filing, copies of all material reports or filings filed by or on behalf of any Company with any securities exchange or the Securities and Exchange Commission (including, without limitation, copies of each Form 10-K, Form 10-Q and Form S-8 filed by or on behalf of VRI with the Securities and Exchange Commission within 15 days after filing).

        Documents required to be delivered pursuant to Section 8.1(a) and (b) and Section 8.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date such documents are received by Administrative Agent; provided, that Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 8.1(a) and (b) to Administrative Agent and each of the Lenders. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

        Subject to the confidentiality provisions set forth in Section 14.19, promptly upon reasonable request by Administrative Agent or Required Lenders (through Administrative Agent), information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets and liabilities of the Companies (including, but not limited to, seasonal operating statistics, annual budgets, etc.) and opinions, certifications and documents in addition to those mentioned in this Agreement.

        With respect to the post-closing items set forth on Schedule 6.1, if any, deliver, or cause to be delivered, to Administrative Agent, all agreements, documents, instruments, or other items listed on Schedule 6.1 on or prior to the date specified for delivery thereof on Schedule 6.1.

    Use of Proceeds.

    Borrower will use all of the proceeds of Loans, L/Cs, and L/C Borrowings for working capital, to make advances and other investments permitted by Section 9.8, to make acquisitions permitted under Section 9.11, and for other general corporate purposes and capital expenditures of the Companies. No part of the proceeds of any L/C draft or drawing, any L/C Borrowing, or any Loan will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U.

    Books and Records.

    Each Company will maintain books, records and accounts necessary to prepare financial statements in accordance with GAAP and in material conformity with all applicable requirements of any Tribunal having regulatory jurisdiction over such Company.

    Inspections.

    Upon reasonable request, and subject to the confidentiality provisions set forth in Section 14.19, each Company will allow Administrative Agent (or its Representatives) to inspect any of its properties, to review reports, files and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions and finances with its other creditors, directors, officers, employees or representatives from time to time, during reasonable business hours; provided that when a Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and with two (2) Business Days advance notice. Any of the Lenders (or their Representatives) may accompany Administrative Agent during such inspections.

    Taxes.

    Each Restricted Company will promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made; provided, however, that all such Taxes shall, in any event, be paid prior to any levy for execution in respect of any Lien on any property of a Restricted Company.

    Payment of Obligations.

    Each Company will pay (or renew and extend) all of its obligations at such times and to such extent as may be necessary to prevent a Material Adverse Event (except for obligations, other than Funded Debt, which are being contested in good faith by appropriate proceedings); provided, that Borrower shall not and shall not permit any other Company to repay advances from Apollo, other than as provided in Section 9.9.

    Maintenance of Existence, Assets, and Business.

        Except as otherwise permitted by Section 9.11, each Company will (i) maintain its organizational existence and good standing in its state of organization and its authority to transact business in all other states where failure to maintain its authority to transact business is a Material Adverse Event; (ii) maintain all Water Rights, licenses, permits (including, without limitation, the Forest Service Permits), and franchises necessary for its business where failure to maintain is a Material Adverse Event; (iii) preserve or renew all of its Intellectual Property, the non-preservation of which could reasonably be expected to result in a Material Adverse Event; and (iv) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

        Each Closing Date Critical Asset owned by any Company shall be owned by a Wholly Owned Restricted Subsidiary of Borrower (other than Closing Date Critical Assets owned by Heavenly Valley). Any Future Critical Asset acquired by any Company shall be owned by a Restricted Subsidiary of Borrower, so long as (i) such Restricted Subsidiary has provided a Guaranty and Pledge Agreement in accordance with the provisions set forth in Sections 5.1, 5.2, or 8.10 herein, as the case may be, (ii) the stock or other equity interests in such Restricted Subsidiary owned by a Restricted Company have been pledged to Administrative Agent, for the benefit of Lenders, pursuant to a Pledge Agreement, and (iii) such Restricted Subsidiary has otherwise complied with the terms and provisions set forth in the Loan Papers, including, without limitation, Section 9.16 herein.

        No Restricted Company party to a Pledge Agreement will change its name in any manner (except by registering additional trade names), unless such Restricted Company shall have given Administrative Agent prior notice thereof. Borrower shall promptly notify Administrative Agent of any change in name of any other Company (except the registering of additional tradenames).

    Insurance.

    Each Company will maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. At Administrative Agent's request, each Company will deliver to Administrative Agent certificates of insurance for each policy of insurance and evidence of payment of all premiums.

    Environmental Laws.

    Each Company will (a) conduct its business so as to comply in all material respects with all applicable Environmental Laws and shall promptly take required corrective action to remedy any non-compliance with any Environmental Law, except where failure to comply or take action would not be a Material Adverse Event, and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize material financial and other risks to each Company arising under applicable Environmental Laws or as the result of environmentally related injuries to Persons or property, except where failure to comply would not be a Material Adverse Event. Borrower shall deliver reasonable evidence of compliance with the foregoing covenant to Administrative Agent within 30 days after any written request from Required Lenders, which request shall be made only if Required Lenders reasonably believe that a failure to comply with the foregoing covenant would be a Material Adverse Event.

    Subsidiaries.

  Subject to Section 9.8, the Companies may create or acquire additional Subsidiaries (including Unrestricted Subsidiaries); provided that (a) each Person (other than any Qualifying Metro District or any Subsidiary of a Qualifying Metro District) that becomes a Restricted Subsidiary after the date of this Agreement (whether as a result of an acquisition permitted under Section 9.11, creation, or otherwise) shall execute and deliver to Administrative Agent a Guaranty within 30 days after becoming a Restricted Subsidiary, (b) each Restricted Company that becomes the holder of the capital stock or equity interest of each Person that becomes a Restricted Subsidiary (other than any Subsidiary of a Restricted Subsidiary that is a Qualifying Metro District) after the date of this Agreement (whether as a result of an acquisition permitted under Section 9.11, creation, or otherwise) shall execute and deliver to Administrative Agent a Pledge Agreement, together with any related Security Documents reasonably required by Administrative Agent, pledging such capital stock or equity interests within 30 days after such Person becomes a Subsidiary, and (c) and Borrower shall deliver to Administrative Agent a revised Schedule 7.2 reflecting such new Subsidiary within 30 days after it becomes a Subsidiary. Subject to Section 14.12(b)(v), Administrative Agent shall execute documentation reasonably required to release any Restricted Subsidiary which is re-designated by Borrower as an Unrestricted Subsidiary from its Guaranty.

  NEGATIVE COVENANTS.

  So long as Lenders are committed to fund Loans and L/C Issuers are committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

    Taxes.

    No Company shall use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the U.S. of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

    Payment of Obligations.

    No Company shall voluntarily prepay principal of, or interest on, any Funded Debt, other than the Obligation, if a Default or Potential Default exists (or would result from such payment). No Company shall repay, repurchase, redeem or defease Subordinated Debt without the prior written consent of Required Lenders.

    Employee Plans.

    Except where a Material Adverse Event would not result, no Company shall permit any of the events or circumstances described in Section 7.10 to exist or occur.

    Debt.

    No Company shall create, incur or suffer to exist any Debt, other than Permitted Debt.

    Liens.

    No Company shall (a) create, incur or suffer or permit to be created or incurred or to exist any Lien upon any of its assets, other than Permitted Liens, or (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Company from creating or incurring any Lien, other than (i) the Loan Papers, (ii) the documents executed in connection with the Vail Bonds (and any documents relating to a refinancing of the Vail Bonds), (iii) the Senior Subordinated Debt Indentures as in effect on the Closing Date (which do not prohibit the creation or incurrence of Liens securing "Senior Debt" defined therein), (iv) any other indenture that contains the same exception for liens securing "Senior Debt" as the Senior Subordinated Debt Indentures, and (v) leases or licenses that prohibit Liens on the leased or licensed property.

    Transactions with Affiliates.

    Except for transactions which do not, in the aggregate, cost the Restricted Companies more than $2,000,000 in any fiscal year, no Restricted Company shall enter into or suffer to exist any transaction with any Affiliate (other than another Restricted Company), or guaranty, obtain any letter of credit or similar instrument in support of, or create, incur or suffer to exist any Lien upon any of its assets as security for, any Debt or other obligation of any Affiliate (other than Debts or other obligations of another Restricted Company) unless (a) such transaction is an advance or equity contribution to an Unrestricted Subsidiary permitted by Section 9.8(j), (b) such transaction is described in Section 9.9 or on Schedule 7.13, (c) such transaction is an investment in employee residences permitted by Section 9.8(m)(iii), or (d) such transaction is upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

    Compliance with Laws and Documents.

    No Company shall (a) violate the provisions of any Laws or rulings of any Tribunal applicable to it or of any Material Agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, (b) violate the provisions of its organizational documents if such violation would cause a Material Adverse Event, or (c) repeal, replace or amend any provision of its organizational documents if that action would be a Material Adverse Event.

    Loans, Advances and Investments.

    Except as permitted by Section 9.9 or Section 9.11, no Restricted Company shall make or suffer to exist any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, other than:

        expense accounts for and other loans or advances to its directors, officers and employees in the ordinary course of business in accordance with applicable Law;

        marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one year from the date of acquisition;

        short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the U.S. or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition);

        commercial paper and similar obligations rated "P-1" by Moody's or "A-1" by S&P;

        readily marketable tax-free municipal bonds of a domestic issuer rated "A-2" or better by Moody's or "A" or better by S&P, and maturing within one year from the date of issuance;

        mutual funds or money market accounts investing primarily in items described in clauses (b) through (e) above;

        demand deposit accounts maintained in the ordinary course of business;

        current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

        Financial Hedges existing on the date hereof which have previously been approved by Administrative Agent and other Financial Hedges entered into after the date hereof under terms reasonably acceptable to Administrative Agent;

        loans, advances, and investments of the Restricted Companies existing on the Closing Date (i) in the Existing Metro Districts and in Keystone/IntraWest LLC, which investments are identified on part (a) of Schedule 9.8, and (ii) in Persons other than Restricted Companies, Existing Metro Districts, and Keystone IntraWest LLC, which loans and investments are identified on part (b) of Schedule 9.8;

        loans, advances and investments in Restricted Companies (other than any such loans, advances and investments in any Restricted Company that is a Metro District or any Subsidiary of a Restricted Company that is a Metro District), including, without limitation, investments in Persons that become Restricted Subsidiaries upon transactions consummated in compliance with Section 9.11 herein;

        subject to compliance with Sections 8.10 and 9.14, investments in any other Person (including purchases of stock or other securities or evidence of Debt of, assets of, or loans, advances, extensions of credit, or capital contributions to such Person, but excluding capital appreciation and accrued interest); provided that all such investments made pursuant to this clause (l) shall not in the aggregate exceed, when aggregated with amounts set forth on part (b) of Schedule 9.8 that are outstanding at the time of determination, 15% of the Companies' consolidated net worth at the time of determination; and

        the following investments:

          a capital contribution, in an amount not to exceed $650,000, in Boulder/Beaver LLC;

          workers compensation reserve account, established pursuant to a self-insurance permit from the Department of Labor or comparable agency in any state in which the Companies' businesses are located, invested exclusively in items described in clauses (b) through (f) above; and

          loans and contributions to employees for investments in employee residences as part of such employees' compensation packages not to exceed $10,000,000 in the aggregate.

    Management Fees and Distributions.

    Except as set forth on Schedule 9.9, no Company shall make any Distribution, except as follows:

        if no Default or Potential Default exists (or would result therefrom), the Companies may pay management fees to Apollo of up to $500,000 (in cash and/or services) in any fiscal year of the Companies;

        VRI may make payments of approximately $100,000 accruing to certain option holders;

        any Company may make Distributions to a Restricted Company;

        if VRI issues any Subordinated Debt which is subsequently converted to preferred stock, VRI may, if no Default or Potential Default exists (or would result therefrom), pay dividends on such stock at an annual rate which is less than or equal to the annual rate of interest payable on such Subordinated Debt prior to its conversion, so long as the terms on such preferred stock are no more favorable to the holders of the preferred stock than the terms afforded to the holders of the Subordinated Debt set forth in the indenture and other documents evidencing or executed in connection with such Subordinated Debt; and

        if no Default or Potential Default exists (or would result therefrom), VRI may make other Distributions to its shareholders (in addition to those described in clause (d) above), so long as all of such other Distributions made during any four consecutive fiscal quarters of the Companies (including any dividends on preferred stock which exceed the amount permitted under clause (d) above) do not exceed 50% of the Restricted Companies' Net Income during such period.

    Sale of Assets.

    No Restricted Company may sell, assign, lease, transfer or otherwise dispose of all or any material portion of the Critical Assets, if the ratio described in Section 10.1 would, on a pro forma basis (taking the disposition into account), increase as a result of such disposition.

    Acquisitions, Mergers, and Dissolutions.

        Except as provided in this Section 9.11 and subject to Sections 8.10 and 9.8, a Restricted Company may not (i) acquire all or any substantial portion of the capital stock (or other equity or voting interests) of any other Person, (ii) acquire all or any substantial portion of the assets of any other Person, (iii) merge or consolidate with any other Person, or (iv) liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

        Any Restricted Subsidiary may (i) acquire all or any substantial portion of the capital stock (or other equity or voting interests) issued by any other Restricted Subsidiary, (ii) acquire all or any substantial portion of the assets of any other Restricted Subsidiary, and (iii) merge or consolidate with any other Restricted Subsidiary (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved), provided, that (1) if Borrower is a party to such merger or consolidation, then Borrower must be the surviving entity, (2) if Borrower is not a party to such merger or consolidation, and the surviving entity will own Closing Date Critical Assets, then a Wholly Owned Restricted Subsidiary of Borrower must be the surviving entity, (3) if Borrower is not a party to such merger or consolidation, and the surviving entity will own Future Critical Assets, then a Restricted Subsidiary of Borrower must be the surviving entity, so long as the conditions for the ownership of Future Critical Assets by Restricted Subsidiaries of Borrower set forth in Section 8.7(b) herein are satisfied, and (4) if Borrower is not a party to such merger or consolidation, and the surviving entity will not own Critical Assets, a Restricted Subsidiary must be the surviving entity.

        Subject to compliance with Section 8.10 herein, any Restricted Subsidiary may (i) acquire all or any substantial portion of the capital stock (or other equity or voting interests) issued by any other Person, (ii) acquire all or any substantial portion of the assets of any other Person, or (iii) merge or consolidate with any other Person (and, in the case of such merger or consolidation, the non-surviving entity may be liquidated, wound up or dissolved), so long as, with respect to any transaction contemplated by items (i) through (iii) above:

    (i) the Purchase Price for such transaction (A) when aggregated with the Purchase Price of all other acquisitions or mergers consummated by the Restricted Subsidiaries during the most-recent four fiscal quarters, does not exceed $90,000,000, and (B) when aggregated with the Purchase Price of all other acquisitions or mergers consummated by the Restricted Subsidiaries after the Closing Date, does not exceed $250,000,000,

    (ii) the ratio of Funded Debt on the closing date of the transaction to Adjusted EBITDA for the most-recently-ended four fiscal quarters, after giving pro forma effect to the transaction, is less than or equal to 4.50 to 1.00; for purposes hereof, Adjusted EBITDA for any period shall include on a pro forma basis all EBITDA for the Restricted Companies for such period relating to assets acquired (including Restricted Subsidiaries formed or acquired) in accordance with this Agreement during such period, but shall exclude on a pro forma basis all EBITDA for the Restricted Companies for such period relating to any such assets disposed of in accordance with this Agreement during such period;

    (iii) such other Person is engaged in a business in which a Restricted Company would be permitted to engage under Section 9.14, and is organized under the laws of the United States or Canada,

    (iv) in respect of any such transaction for which the sum of the Purchase Price exceeds $25,000,000, at least 15 days before the transaction's closing date Borrower delivers to Administrative Agent (A) a written description of the transaction, including the funding sources, the Purchase Price, and calculations demonstrating pro forma compliance with the terms and conditions of the Loan Papers after giving effect to the transaction (including compliance with the Companies' applicable financial covenants), and (B) a copy of the executed purchase agreement or executed merger agreement relating to the transaction (and, to the extent available, all schedules and exhibits thereto),

    (v) with respect to a merger or consolidation, (1) if Borrower is a party to such merger or consolidation, Borrower must be the surviving entity, (2) if Borrower is not a party to such merger or consolidation, and the surviving entity will own Closing Date Critical Assets, then a Wholly Owned Subsidiary of Borrower must be the surviving entity, (3) if Borrower is not a party to such merger or consolidation, and the surviving entity will own Future Critical Assets, then a Restricted Subsidiary of Borrower must be the surviving entity, so long as the conditions for the ownership of Future Critical Assets by Restricted Subsidiaries of Borrower set forth in Section 8.7(b) herein are satisfied, and (4) if Borrower is not a party to such merger or consolidation, and the surviving entity will not own Critical Assets, then a Restricted Subsidiary must be the surviving entity, so long as, to the extent such surviving entity has not already done so, it shall concurrently with (and not later than 30 days after) such merger or consolidation, execute and deliver to Administrative Agent a Guaranty,

    (vi) as of the closing of any such transaction, the transaction has been approved and recommended by the board of directors of the Person to be acquired or from which such business is to be acquired,

    (vii) as of the closing of any transaction, after giving effect to such acquisition or merger, the acquiring party is Solvent and the Companies, on a consolidated basis, are Solvent, and

    (viii) as of the closing of any transaction, no Default or Potential Default exists or shall occur as a result of, and after giving effect to, such transaction.

    Assignment.

    No Company shall assign or transfer any of its Rights or cause to be delegated its duties or obligations under any of the Loan Papers.

    Fiscal Year and Accounting Methods.

    No Company shall change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

    New Businesses.

    No Restricted Company shall engage in any business, except the businesses in which they are presently engaged and any other business reasonably related to the Companies' current operations or the resort, leisure or ski business; provided, however, that the foregoing shall not be construed to prohibit the cessation by any Company of its business activities or the sale or transfer of the business or assets of such Company to the extent not otherwise prohibited by this Agreement.

    Government Regulations.

    No Company shall conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

    Burdensome Agreements.

    No Company shall enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement or any other Loan Paper) that prohibits, restricts or imposes any condition upon (a) the ability of any Restricted Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Company to pay dividends or other Distributions with respect to any shares of its capital stock to Borrower or any Guarantor, to otherwise transfer property or assets to Borrower or any Guarantor, to make or repay loans or advances to Borrower or any other Guarantor, or to Guarantee the Debt of Borrower; provided, that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions (A) imposed by Law, the Loan Papers, the Senior Subordinated Debt Indentures, or other Subordinated Debt issued after the Closing Date, so long as (1) such restrictions do not prevent, impede or impair (I) the creation of Liens and Guarantees in favor of Lenders under the Loan Papers or (II) the satisfaction of the obligations of Borrower and Guarantors under the Loan Papers, and (2) Subordinated Debt (other than Subordinated Debt that contains terms and provisions no more restrictive than the terms and provisions of the Senior Subordinated Debt Indentures as of the Closing Date and provides that references to this Agreement therein shall provide for the renewal, extension, amendment or modification of this Agreement from time to time) issued after the Closing Date contains terms and provisions acceptable to Administrative Agent, (B) contained in agreements relating to the sale of a Subsidiary, so long as the sale of such Subsidiary is permitted pursuant to this Agreement, and (C) contained in agreements set forth on Schedule 9.16; and (ii) the foregoing clause (a) shall not apply to customary provisions in leases and other agreements restricting the assignment thereof.

    Use of Proceeds.

  Borrower shall not, and Borrower shall not permit any other Restricted Company to, use any part of the proceeds of any Loan, directly or indirectly, for a purpose which violates any Law, including, without limitation, the provisions of Regulations T, U, and X (as enacted by the Board of Governors of the Federal Reserve System, as amended).

  FINANCIAL COVENANTS.

  So long as Lenders are committed to fund Loans and L/C Issuers are committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid and performed in full (except for provisions under the Loan Papers expressly intended to survive payment of the Obligation and termination of the Loan Papers), Borrower covenants and agrees as follows to comply with each of the following ratios. For purposes of determining each such ratio, Adjusted EBITDA for any period shall include on a pro forma basis all EBITDA for the Restricted Companies for such period relating to assets acquired (including Restricted Subsidiaries formed or acquired) in accordance with this Agreement during such period, but shall exclude on a pro forma basis all EBITDA for the Companies for such period relating to any such assets disposed of in accordance with this Agreement during such period.

    Maximum Leverage Ratios.

        Funded Debt to Adjusted EBITDA. As calculated as of the last day of each fiscal quarter of the Restricted Companies, the Restricted Companies shall not permit the ratio of (i) the unpaid principal amount of Funded Debt existing as of such last day to (ii) Adjusted EBITDA for the four fiscal quarters ending on such last day to exceed the following:

As of the last day of each fiscal quarter ending January 31, April 30, and July 31 (other than July 31, 2003):	4.50 to 1.00
As of the last day of the fiscal quarter ending July 31, 2003:	4.75 to 1.00
As of the last day of each fiscal quarter ending October 31:	5.00 to 1.00

        Senior Debt to Adjusted EBITDA. As calculated as of the last day of each fiscal quarter of the Restricted Companies, the Restricted Companies shall not permit the ratio of (i) the unpaid amount of Senior Debt existing as of such last day to (ii) Adjusted EBITDA for the four fiscal quarters ending on such last day to exceed the following:

As of the last day of each fiscal quarter ending January 31, April 30, and July 31:	3.25 to 1.00
As of the last day of each fiscal quarter ending October 31:	3.50 to 1.00

    Minimum Fixed Charge Coverage Ratio.

    As calculated as of the last day of each fiscal quarter of the Restricted Companies, the Restricted Companies shall not permit the ratio of (a) Adjusted EBITDA for the four fiscal quarters ending on such last day minus expense for cash income Taxes paid minus Required Capital Expenditures, to (b) scheduled principal and interest payments on the Obligation and on all other Funded Debt plus Distributions (other than of stock) made by VRI, in each case in such four fiscal quarters, to be less than 1.25:1.00.

    Minimum Net Worth.

    Shareholders' Equity may not at any time be less than an amount equal to the sum of (a) 90% of the Shareholders Equity for the fiscal quarter ended January 31, 2003, plus (b) 75% of the Net Income of the Restricted Companies, if positive, for the period from and including February 1, 2003, to and including July 31, 2003, plus (c) 75% of the Net Income of the Restricted Companies, if positive, for each fiscal year completed after July 31, 2003, plus (d) 100% of any Net Proceeds received by any Restricted Company (other than from another Company) from the offering, issuance, or sale of equity securities of a Restricted Company after January 31, 2003.

    Interest Coverage Ratio.

    As calculated as of the last day of each fiscal quarter of the Restricted Companies, the Restricted Companies shall not permit the ratio of (a) Adjusted EBITDA for the four fiscal quarters ending on such last day to (b) interest on Funded Debt in such four fiscal quarters to be less than 2.50 to 1.00.

    Capital Expenditures.

  The Restricted Companies may not make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) normal replacements and maintenance which are properly charged to current operations, and (b) such expenditures relating to real estate held for resale), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Restricted Companies during each fiscal year, an amount equal to 10% of the Total Assets as of the last day of such fiscal year as reflected on the Companies' audited Financial Statement for such fiscal year.

  DEFAULT.

  The term "Default" means the occurrence of any one or more of the following events:

    Payment of Obligation.

    The failure or refusal of any Company to pay (a) any principal payment contemplated by Sections 3.2(b) and 3.2(c) of this Agreement after such payment becomes due and payable hereunder, (b) any principal payment (other than those contemplated by Sections 3.2(b) and 3.2(c)) or interest payment contemplated to be made hereunder within 3 Business Days after demand therefor by Administrative Agent, (c) any amount contemplated to be paid hereunder in respect of fees, costs, expenses or indemnities within 10 Business Days after demand therefor by Administrative Agent and (d) any amount in respect of its reimbursement obligations in connection with any drawing under an L/C (including, without limitation, any L/C Borrowing) within 3 Business Days after demand therefor by Administrative Agent.

    Covenants.

    The failure or refusal of any Company to punctually and properly perform, observe, and comply with:

        Any covenant, agreement or condition applicable to it contained in Sections 8.2, 9 (other than Sections 9.1, 9.3, 9.6 and 9.7) or 10; or

        Any other covenant, agreement or condition applicable to it contained in any Loan Paper (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and failure or refusal continues for 30 days.

    Debtor Relief.

    Any Restricted Company (a) fails to pay its Debts generally as they become due, (b) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, (c) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted in the Loan Papers (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing), or (d) becomes subject to an order for relief granted under the Bankruptcy Reform Act of 1978, as amended from time to time (other than as a creditor or claimant).

    Judgments and Attachments.

    Any Restricted Company fails, within 60 days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000 (individually or collectively) or any warrant of attachment, sequestration or similar proceeding against any assets of any Restricted Company having a value (individually or collectively) of $5,000,000, which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

    Government Action.

    Any Tribunal condemns, seizes or otherwise appropriates, or takes custody or control of all or any substantial portion of the Critical Assets.

    Misrepresentation.

    Any material representation or warranty made or deemed made by any Company in connection with any Loan Paper at any time proves to have been materially incorrect when made.

    Ownership.

    There shall occur a Change of Control Transaction.

    Default Under Other Agreements.

    Subject to Section 11.9 below,

    (a) any Restricted Company fails to pay when due (after lapse of any applicable grace period) any recourse Debt in excess (individually or collectively) of $5,000,000; or (b) any default exists under any agreement to which any Restricted Company is a party, the effect of which is to cause, or to permit any Person (other than a Restricted Company) to cause, any recourse obligation in excess (individually or collectively) of $5,000,000 to become due and payable by any Restricted Company before its stated maturity, except to the extent such obligation is declared to be due and payable as a result of the sale of any asset to which it relates.

    Subordinated Debt.

    (a) (i) The occurrence of any "default," "event of default," or other breach under or with respect to any Subordinated Debt, which "default," "event of default," or other breach remains uncured (after lapse of any applicable cure periods) on any date of determination; (ii) the trustee with respect to, or any holder of, any Subordinated Debt shall effectively declare all or any portion of such Debt or obligation thereunder due and payable prior to the stated maturity thereof; or (iii) any obligations under the Subordinated Debt become due before its stated maturity by acceleration of the maturity thereof.

    (b) The payment directly or indirectly (including, without limitation, any payment in respect of any sinking fund, defeasance, redemption, or payment of any dividend or distribution) by any Company of any amount of any Subordinated Debt in a manner or at a time during which such payment is not permitted under the terms of the Loan Papers or under any instrument or document evidencing or creating the Subordinated Debt, including, without limitation, any subordination provisions set forth therein, or if an event shall occur, including, without limitation, a "Change of Control" as defined in any agreement evidencing or creating the Subordinated Debt, and (i) such event results in the ability of the trustee or the holders of any such Debt or obligation to request or require (or any Company shall automatically be so required) to redeem or repurchase such Debt or obligation, or (ii) any Company shall initiate notice of redemption to holders of the Subordinated Debt or obligation, in connection with a redemption of any Debt or obligation arising under such agreements or instruments.

    Validity and Enforceability of Loan Papers.

    Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Paper at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested by any Company party thereto or any Company denies that it has any further liability or obligations under any Loan Paper to which it is a party.

    Employee Plans.

  Except where the occurrence or existence is not a Material Adverse Event or, in any event, likely to result in a Lien on the assets of any Company or the Companies securing liability for any Company or the Companies (individually or when aggregated with any liability of the Companies contemplated by Section 7.8 and Section 7.9 herein that is reasonably likely to be secured by Liens) in excess of the Threshold Amount, (a) an Employee Plan incurs an "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), (b) a Company incurs liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums paid when due), (c) a Company withdraws in whole or in part from participation in a Multiemployer Plan, (d) a Company engages in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code), or (e) a "reportable event" (as defined in section 4043 of ERISA) occurs with respect to an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

  RIGHTS AND REMEDIES.

    Remedies Upon Default.

        If a Default exists under Section 11.3, the commitment to extend credit under this Agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever, and Borrower must provide cash collateral in an amount equal to the then-existing L/C Exposure.

        If any Default exists, subject to the terms of Section 13.5, Administrative Agent may (with the consent of, and must, upon the request of, Required Lenders), do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the commitments of Lenders to extend credit or to continue or convert any Loan under this Agreement; (iii) reduce any claim to judgment; (iv) demand Borrower to provide cash collateral in an amount equal to the L/C Exposure then existing; and (v) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of New York, or any other applicable jurisdiction.

    Company Waivers.

    To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

    Performance by Administrative Agent.

    If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Papers, Administrative Agent may, while a Default exists, at its option (but subject to the approval of Required Lenders), perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Administrative Agent in its performance or attempted performance is payable by the Companies, jointly and severally, to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent's expenditure until paid). However, Administrative Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Company.

    Not in Control.

    None of the covenants or other provisions contained in any Loan Paper shall, or shall be deemed to, give Administrative Agent or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Company; the power of Administrative Agent and Lenders is limited to the Right to exercise the remedies provided in this Section 12.

    Course of Dealing.

    The acceptance by Administrative Agent or Lenders of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent, Required Lenders, Required Revolver Lenders or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Administrative Agent, Required Lenders, Required Revolver Lenders or Lenders in exercising any Right under the Loan Papers will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Papers or otherwise.

    Cumulative Rights.

    All Rights available to Administrative Agent, Required Lenders, and Lenders under the Loan Papers are cumulative of and in addition to all other Rights granted to Administrative Agent, Required Lenders, Required Revolver Lenders, and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent, Required Lenders, Required Revolver Lenders or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Papers.

    Application of Proceeds.

    Any and all proceeds ever received by Administrative Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.10.

    Diminution in Value of Collateral.

    Neither Administrative Agent nor any Lender has any liability or responsibility whatsoever for any diminution in or loss of value of any Collateral or other collateral ever securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

    Certain Proceedings.

  The Companies will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Administrative Agent, Required Lenders, or Required Revolver Lenders reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Papers. Because Borrower agrees that Administrative Agent's, Required Lenders' and Required Revolver Lenders' remedies at Law for failure of the Companies to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this paragraph may be specifically enforced.

  ADMINISTRATIVE AGENT.

    Appointment and Authorization of Administrative Agent.

        Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Paper and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Paper, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Paper, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Paper or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Papers with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        The L/C Issuer shall act on behalf of Lenders with respect to any L/Cs issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 13 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with L/Cs issued by it or proposed to be issued by it and the applications and agreements for L/Cs pertaining to such L/Cs as fully as if the term "Administrative Agent" as used in this Section 13 and in the definition of "Agent-Related Person" included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

    Delegation of Duties.

    Administrative Agent may execute any of its duties under this Agreement or any other Loan Paper by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

    Liability of Administrative Agent.

        No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Paper or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Restricted Company or any officer thereof, contained herein or in any other Loan Paper, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Paper, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Paper, or for any failure of any Restricted Company or any other party to any Loan Paper to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Paper, or to inspect the properties, books or records of any Restricted Company or any Affiliate thereof.

    (b) Unless indemnified to its satisfaction, Administrative Agent may not be compelled to do any act under the Loan Papers or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Papers. If Administrative Agent requests instructions from Lenders, Required Lenders, or Required Revolver Lenders, as the case may be, with respect to any act or action in connection with any Loan Paper, Administrative Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Administrative Agent or any Agent-Related Person be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability or that is contrary to any Loan Paper or applicable Law. Without limiting the generality of the foregoing, no Lender has any right of action against Administrative Agent as a result of Administrative Agent's acting or refraining from acting under this Agreement in accordance with instructions of Required Lenders or Required Revolver Lenders, as the case may be (or of all Lenders, if instructions from all Lenders is specifically required by the terms of the Loan Papers).

    Reliance by Administrative Agent.

        Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Restricted Company), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Paper unless it shall first receive such advice or concurrence of the Required Lenders or Required Revolver Lenders, as the case may be, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Paper in accordance with a request or consent of the Required Lenders or Required Revolver Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

        For purposes of determining compliance with the conditions specified in Section 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

    Notice of Default.

    Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Potential Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." Administrative Agent will notify Lenders of its receipt of any such notice. Subject to Section 13.3(b), Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 12; provided however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Potential Default as it shall deem advisable or in the best interest of Lenders.

    Credit Decision; Disclosure of Information by Administrative Agent.

    Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Restricted Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Restricted Companies, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Papers, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Restricted Companies or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

    Indemnification of Administrative Agent.

    Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Restricted Company and without limiting the obligation of any Restricted Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided however, that no action taken in accordance with the directions of the Required Lenders or Required Revolver Lenders, shall be deemed to constitute gross negligence or willful misconduct for purposes of this section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Paper, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this section shall survive termination of the Total Commitments, the payment of all other Obligation and the resignation of Administrative Agent.

    Administrative Agent in its Individual Capacity.

    Bank of America and its Affiliates may make loans to, issue L/Cs for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Restricted Companies and their respective Affiliates as though Bank of America were not Administrative Agent or an L/C Issuer hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Restricted Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Restricted Company or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent or an L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

    Successor Administrative Agent.

    Administrative Agent may resign as Administrative Agent upon 30 days' notice to Lenders; provided, that any such resignation by Bank of America shall also constitute its resignation as an L/C Issuer. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and as an L/C Issuer, and the respective terms "Administrative Agent" and "L/C Issuer" shall mean such successor administrative agent and letter of credit issuer (or any other L/C Issuer), respectively, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue L/Cs in substitution for the L/Cs, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such L/Cs. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 8.7 and 14.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

    Administrative Agent May File Proofs of Claim.

    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Company, Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposure and all other Obligation that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, Administrative Agent and L/C Issuers, as applicable, under Sections 2.3(c), 4.3 and 8.7) allowed in such judicial proceeding; and

        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 4.3 and 8.7.

    Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

    Collateral and Guaranty Matters.

        Upon the occurrence and continuance of a Default, Lenders agree to promptly confer in order that Required Lenders, Required Revolver Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Required Lenders or Required Revolver Lenders, as the case may be. All Rights of action under the Loan Papers and all Rights to the Collateral, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Administrative Agent. In actions with respect to any property of any Restricted Company, Administrative Agent is acting for the ratable benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of any Restricted Company to the Obligation shall be construed as being for the ratable benefit of each Lender.

        Each Lender authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of the Lenders. Except to the extent unanimity is required hereunder, (i) each Lender agrees that any action taken by Required Lenders in accordance with the provisions of the Loan Papers, and the exercise by Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, and (ii) each Revolver Lender agrees that any action taken by Required Revolver Lenders in accordance with the provisions of the Loan Papers, and the exercise by Required Revolver Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Revolver Lenders.

        Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

        Administrative Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to Administrative Agent in this Section 13.11 or in any of the Security Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent's own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to any Lender, other than to act without gross negligence or willful misconduct.

        Lenders irrevocably authorize Administrative Agent (or in the case of Bond Rights, the applicable L/C Issuer), at its option and in its discretion, (i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Paper (A) upon termination of the Total Commitments and payment in full of all Obligation (other than contingent indemnification obligations) and the expiration or termination of all L/Cs, (B) constituting property being sold or disposed of as permitted under Section 9.10, if Administrative Agent determines that the property being sold or disposed is being sold or disposed in accordance with the requirements and limitations of Section 9.10 and Administrative Agent concurrently receives all mandatory prepayments with respect thereto, if any, or (C) if approved, authorized or ratified in writing by Required Lenders, subject to Section 14.12, unless such Liens are held under any Bond Document; (ii) to release (or authorize the release by the applicable L/C Issuer of) any Collateral held by Administrative Agent (or such L/C Issuer) under or pursuant to any Bond Document upon the reimbursement of any Bond Purchase Drawing in accordance with Section 2.3(j) herein; and (iii) to release any Restricted Company from its Guaranty (A) upon full payment of the Obligation, (B) as permitted under Section 8.10, (C) in connection with the sale of disposition of the stock (or other equity interest) issued by such Restricted Company permitted under Section 9.10, if Administrative Agent determines that the disposition or sale is in accordance with the requirements and limitations of Section 9.10 and Administrative Agent concurrently receives all mandatory prepayments with respect thereto, if any, or (D) if approved, authorized or ratified in writing by Required Lenders, subject to Section 14.12. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 13.11.

        In furtherance of the authorizations set forth in this Section 13.11, each Lender and each L/C Issuer hereby irrevocably appoints Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender and each such L/C Issuer, (i) to enter into Security Documents (including, without limitation, any appointments of substitute trustees under any Security Document), (ii) to take action with respect to the Collateral and Security Documents to perfect, maintain, and preserve Lenders' and each L/C Issuer's Liens, as applicable, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in clause (e) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent's power, as attorney, relative to the Collateral matters described in this Section 13.11. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent. The power of attorney conferred by this Section 13.11(f) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligation, or any part thereof, shall remain unpaid, Lenders are obligated to make any Loans, or L/C Issuers are obligated to issue L/Cs, under the Loan Papers.

    Financial Hedges.

    To the extent any Lender or any Affiliate of a Lender issues a Financial Hedge in accordance with the requirements of the Loan Papers and accepts the benefits of the Liens in the Collateral arising pursuant to the Security Documents, such Lender (for itself and on behalf of any such Affiliates) agrees (a) to appoint Administrative Agent, as its nominee and agent, to act for and on behalf of such Lender or Affiliate thereof in connection with the Security Documents and (b) to be bound by the terms of this Section 13; whereupon all references to "Lender" in this Section 13 and in the Security Documents shall include, on any date of determination, any Lender or Affiliate of a Lender that is party to a then-effective Financial Hedge which complies with the requirements of the Loan Papers. Additionally, if the Obligation owed to any Lender or Affiliate of a Lender consists solely of Debt arising under a Financial Hedge (such Lender or Affiliate being referred to in this Section 13.12 as an "Issuing Lender"), then such Issuing Lender (by accepting the benefits of any Security Documents) acknowledges and agrees that pursuant to the Loan Papers and without notice to or consent of such Issuing Lender: (w) Liens in the Collateral may be released in whole or in part; (x) all Guaranties may be released; (y) any Security Document may be amended, modified, supplemented, or restated; and (z) all or any part of the Collateral may be permitted to secure other Debt.

    Bond L/Cs and Bond Documents.

    In addition to the authorizations set forth in Section 13.11, each Lender and each L/C Issuer hereby authorizes Administrative Agent or the applicable L/C Issuer, as the case may be, to execute and deliver all certificates, documents, agreements, and instruments required to be delivered after the Closing Date pursuant to or in connection with any Bond L/C and Bond Documents executed in connection therewith (including, without limitation, any Additional Bond L/Cs and Additional Bond Documents), and to take such actions as Administrative Agent or such L/C Issuer, as the case may be, deems necessary in connection therewith. This authorization shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent's or L/C Issuer's authority, as the case may be, relative to the Bonds, Bond L/Cs and Bond Documents. The powers and authorities herein conferred on Administrative Agent and the applicable L/C Issuer may be exercised by Administrative Agent or such L/C Issuer, as the case may be, through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent or such L/C Issuer, as applicable.

    Other Agents; Arrangers and Managers.

    None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "joint book manager," "lead manager," "arranger," "lead arranger" or "joint lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

    Limitation of Liability.

  No Lender or any Participant will incur any liability to any other Lender or Participant, except for acts or omissions in bad faith, and neither Administrative Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

  MISCELLANEOUS.

    Headings.

    The headings, captions and arrangements used in any of the Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Papers, nor affect the meaning thereof.

    Nonbusiness Days; Time.

    Any payment or action that is due under any Loan Paper on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Loan, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

    Notices and Other Communications; Facsimile Copies.

        Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

        (i) if to Borrower, Administrative Agent, or L/C Issuers, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

        (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Borrower, Administrative Agent, and L/C Issuers.

        All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Administrative Agent and l/C Issuers pursuant to Section 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

        Loan Papers may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the applicable Restricted Company party thereto, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 8.1, and to distribute Loan Papers for execution by the parties thereto, and may not be used for any other purpose.

        Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

    Form and Number of Documents.

    The form, substance, and number of counterparts of each writing to be furnished under the Loan Papers must be satisfactory to Administrative Agent and its counsel, each in its reasonable discretion.

    Attorney Costs, Expenses and Taxes.

    Borrower agrees (a) to pay or reimburse Administrative Agent and Syndication Agent for costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Papers; (b) to pay or reimburse Administrative Agent for all costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (c) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any Rights or remedies under this Agreement or the other Loan Papers (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligation and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. All amounts due under this Section 14.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Total Commitment and repayment of all other Obligation.

    Indemnification by Restricted Companies.

    Whether or not the transactions contemplated hereby are consummated, the Restricted Companies shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Paper or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Committed Sum, Loan or L/C or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under an L/C if the documents presented in connection with such demand do not strictly comply with the terms of such L/C), (c) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by any Company, or any liability under Environmental Laws related in any way to any Company, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitees; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Paper or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 14.6 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of administrative agent, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

    Exceptions to Covenants.

    The Companies may not take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Paper if that action or omission would result in the breach of any other covenant contained in any Loan Paper.

    Survival.

    All covenants, agreements, undertakings, representations and warranties made in any of the Loan Papers survive all closings under the Loan Papers and, except as otherwise indicated, are not affected by any investigation made by any party.

    Governing Law.

    The Laws of the State of New York and of the U.S. govern the Rights and duties of the parties to the Loan Papers and the validity, construction, enforcement and interpretation of the Loan Papers.

    Invalid Provisions.

    Any provision in any Loan Paper held to be illegal, invalid or unenforceable is fully severable; the appropriate Loan Paper shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Administrative Agent, Lenders, and the Companies shall negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable.

    Venue; Service of Process; Jury Trial.

    Each Party to Any Loan Paper, in Each Case for Itself, its Successors and Assigns (And in the Case of Borrower, for Each Other Company), (a) Irrevocably Submits to the Nonexclusive Jurisdiction of the State and Federal Courts of the State of New York, (b) irrevocably Waives, to the Fullest Extent Permitted by Law, Any Objection That it May Now or Hereafter Have to the Laying of Venue of Any Litigation Arising out of or in Connection with the Loan Papers and the Obligation Brought in State or Federal Courts within the State of New York, County of New York, (c) irrevocably Waives Any Claims That Any Litigation Brought in Any of the Aforementioned Courts Has Been Brought in an Inconvenient Forum, (d) irrevocably Agrees That Any Legal Proceeding Against Any Party to Any Loan Paper Arising out of or in Connection with the Loan Papers or the Obligation May Be Brought in One of the Aforementioned Courts, and (e) Irrevocably Waives, to the Fullest Extent Permitted by Law, its Respective Rights to a Jury Trial of Any Claim or Cause of Action Based upon or Arising out of Any Loan Paper. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower (for itself and on behalf of each other Company) acknowledges that these waivers are a material inducement to Administrative Agent's and each Lender's agreement to enter into a business relationship, that Administrative Agent and each Lender has already relied on these waivers in entering into this Agreement, and that Administrative Agent and each Lender will continue to rely on each of these waivers in related future dealings. Borrower (for itself and on behalf of each other Company) further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. The Waivers in this Section 14.11 May Not Be Modified Except in Accordance with Section 14.12, and Shall, Except to the Extent Waived or Modified in Accordance with Section 14.12, Apply to Any Subsequent Amendments, Supplements or Placements to or of this or Any Other Loan Paper. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

    Amendments, Etc.

    No amendment or waiver of any provision of this Agreement or any other Loan Paper, and no consent to any departure by Borrower or any Guarantor therefrom, shall be effective unless in writing signed by the Required Lenders or Required Revolver Lenders, as applicable, and Borrower or the applicable Guarantor, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

        waive any condition set forth in Section 6.1 without the written consent of each Lender;

        extend or increase the Committed Sum of any Lender (or reinstate any Committed Sum terminated pursuant to Section 12.1(b)) without the written consent of such Lender;

        postpone any date fixed by this Agreement or any other Loan Paper for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Paper without the written consent of each Lender directly affected thereby;

        reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees (other than fees covered by the Fee Letter) or other amounts payable hereunder or under any other Loan Paper without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of Borrower to pay interest at the Default Rate;

        change Section 9.12, any provision of this Section, the definition of "Required Lenders," or, subject to clause (f) below, any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any Rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

        change the definition of "Required Revolver Lenders" without the written consent of each Revolver Lender;

        waive compliance with, amend or release (in whole or in part) the Guaranties of VRI or all or substantially all of the Restricted Subsidiaries without the consent of each Lender;

        release all or substantially all of the Collateral without the consent of each Lender, except that Administrative Agent or L/C Issuer, as applicable, may release Collateral held under the Bond Documents (if any) in accordance with Section 13.11(e) herein; or

        impose any greater restriction on the ability of any Lender to assign any of its Rights or obligations under the Loan Papers without the written consent of, on any date of determination, (a) Required Revolver Lenders, and (b) Term Loan Lenders having more than 50% of the Term Loan Principal Debt. For purposes of this clause, the aggregate amount of each Revolver Lender's risk participation in L/Cs shall be deemed to be held by such Revolver Lender;

    and, provided further, that (i) no amendment, waiver or consent shall affect the Rights or duties of any L/C Issuer under this Agreement or any L/C Agreement relating to any L/C issued or to be issued by it unless signed by the L/C Issuer issuing such L/C in addition to the Lender required above; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Paper; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Committed Sum of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender. Any conflict or ambiguity between the terms and provisions of this Agreement and the terms and provisions in any other Loan Paper is controlled by the terms and provisions of this Agreement.

    Multiple Counterparts.

    Each Loan Paper (other than the Notes) may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by Borrower, each Lender, and Administrative Agent. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Administrative Agent by each Lender, Administrative Agent and Borrower, or, in the case only of Lenders, when Administrative Agent has received telecopied, telexed or other evidence satisfactory to it that each Lender has executed and is delivering to Administrative Agent a counterpart of this Agreement.

    Successors and Assigns; Participation.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this section, (ii) by way of participation in accordance with the provisions of subsection (d) of this section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Committed Sum and the Loans (including for purposes of this subsection (b), participations in L/Cs) at the time owing to it); provided, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Committed Sum and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption hereto with respect to such assignment is delivered to Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Committed Sum assigned; (iii) any assignment of a Committed Sum must be approved by Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.13, 3.14, 3.17, 8.7 and 14.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this section.

        Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Committed Sums of, and principal amounts of the Loans and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Committed Sum and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 14.12 that directly affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.13, 3.14 or 3.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.16 as though it were a Lender (provided such Participant agrees to be subject to Section 3.11 as though it were a Lender).

        A Participant shall not be entitled to receive any greater payment under Section 3.13 or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.14 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with the tax provisions of this Agreement as though it were a Lender.

        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        As used herein, the following terms have the following meanings:

        Eligible Assignee means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and (ii) unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower, any of Borrower's Affiliates, or the Companies.

        Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 14.14, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Papers and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Papers even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

        Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Committed Sum and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to Borrower and Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all L/C outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.3(e)).

    Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.

    Each Company's obligations under the Loan Papers remain in full force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Papers expressly intended to survive payment of the Obligation and termination of the Loan Papers). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower or any other obligor on the Obligation under any Loan Paper, or if Administrative Agent or any Lender exercises its right of set-off pursuant to Section 14.16 herein, and such payment or the proceeds of such set-off or any part thereof is rescinded, invalidated, declared to be fraudulent or preferential, or set aside, or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be restored, returned or repaid to a trustee, receiver, or any other party upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then (a) the obligations of each Company under the Loan Papers with respect to such payment shall be reinstated and continued in full force and effect as though such payment had been due but not made or such set-off had not occurred at that time, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

    Set-Off.

    In addition to any rights and remedies of Lenders provided by law, upon the occurrence and during the continuance of any Default, each Lender is authorized at any time and from time to time, with prior notice to Borrower or any other Company, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Companies against any and all of the Obligation owing to such Lender, now or hereafter existing.

    Tax Forms.

    (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for Taxes from amounts payable to such Foreign Lender.

    (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Papers (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

    (iii) Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.15 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 14.17(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 14.17(a); provided, that if such Lender shall have satisfied the requirement of this Section 14.17(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Papers, nothing in this Section 14.17(a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 3.15 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Papers is not subject to withholding or is subject to withholding at a reduced rate.

    (iv) Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Papers with respect to which Borrower is not required to pay additional amounts under this Section 14.17(a).

    (b) Upon the request of Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

    (c) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the termination of the Total Commitment, repayment of the remainder of the Obligation hereunder, and the resignation of Administrative Agent.

    Replacement of Lenders.

    Under any circumstances set forth in this Agreement providing that Borrower shall have the right to replace a Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Revolver Commitment and Term Loan Commitment (with the assignment fee to be paid by Borrower in such instance) pursuant to Section 14.14(b) to one or more other Lenders or Eligible Assignees procured by Borrower; provided however, that if Borrower elects to exercise such Right with respect to any Lender pursuant to Section 3.18(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Sections 3.14 or 3.15. Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.17), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers as may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Exposure then outstanding, and (z) release such Lender from its obligations under the Loan Papers. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Revolver Commitment and Term Loan Commitment and outstanding Loans and participations in L/C Exposure.

    Confidentiality.

    Each of Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Paper or any action or proceeding relating to this Agreement or any other Loan Paper or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, or (i) to any direct or indirect contractual counterparty in Financial Hedges or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 14.19). For purposes of this section, "Information" means all information received from any Restricted Company relating to any Restricted Company or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Restricted Company, provided that, in the case of information received from a Restricted Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, L/C and transactions contemplated hereby.

    Survival of Representations and Warranties.

    All representations and warranties made hereunder and in any other Loan Paper or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan or issuance or extension of any L/C (or renewal or increase in the amount thereof), and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any L/C shall remain outstanding.

    Entirety.

    The Rights and Obligations of the Companies, Lenders and Administrative Agent Shall Be Determined Solely from Written Agreements, Documents and Instruments, and Any Prior Oral Agreements among the Parties Are Superseded by and Merged into Those Writings. This Agreement and the Other Written Loan Papers (Each as Amended in Writing from Time to Time) Executed by Any Company, Any Lender or Administrative Agent Represent the Final Agreement among the Parties and May Not Be Contradicted by Evidence of Prior, Contemporaneous or Subsequent Oral Agreements by the Parties. There Are No Unwritten Oral Agreements among the Parties. This Agreement supersedes all prior written agreements and understandings relating to the subject matter hereof and may be supplemented only by documents delivered in accordance with the terms hereof.

    Restatement of Existing Agreement.

The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in Section 6.1 have been satisfied or waived: (a) the Obligation (as defined in this Agreement) represents, among other things, the restatement, renewal, amendment, extension, and modification of the "Obligation" (as defined in the Existing Agreement); (b) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Existing Agreement in its entirety; (c) the Notes, if any, executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety (but do not extinguish the Debt arising under) the promissory notes issued pursuant to the Existing Agreement, which existing promissory notes shall be returned to Administrative Agent promptly after the Closing Date, marked "canceled and replaced"; (d) the Security Documents executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety (but do not extinguish or impair the collateral security created or evidenced by) the "Security Documents" executed and delivered pursuant to the Existing Agreement; (e) each Guaranty executed pursuant to this Agreement amends, renews, extends, modifies, replaces, restates, substitutes for, and supersedes in its entirety (but does not extinguish or impair the "Guaranteed Debt" guaranteed by) the Guaranty executed by the applicable Guarantor, as the case may be, executed and delivered pursuant to the Existing Agreement; and (f) the entering into and performance of their respective obligations under the Loan Papers and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished, or discharged the "Debt" under the Existing Agreement, the Security Documents, the Guarantees, or the other Loan Papers (or the collateral security therefore), all of which Debt and Collateral shall continue under and be governed by this Agreement and the other Loan Papers, except as expressly provided otherwise herein.

[Signatures begin on the next page and continue on the following pages.]

THE VAIL CORPORATION (D/B/A "VAIL ASSOCIATES, INC."), as Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer, a Revolver Lender, and a Term Loan Lender

By:
Name:
Title:

FLEET NATIONAL BANK, as Syndication Agent, L/C Issuer, and a Revolver Lender

By:
Name:
Title:

US BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent, a Revolver Lender and a Term Loan Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and a Revolver Lender

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Co-Documentation Agent and a Revolver Lender

By:
Name:
Title:

By:
Name:
Title:

CREDIT LYONNAIS NEW YORK BRANCH,
as a Revolver Lender and a Term Loan Lender

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION,
as a Revolver Lender

By:
Name:
Title:

HARRIS TRUST AND SAVINGS BANK,
as a Revolver Lender

By:
Name:
Title:

COMPASS BANK,
as a Revolver Lender

By:
Name:
Title:

WASHINGTON MUTUAL BANK,
as a Revolver Lender

By:
Name:
Title:

KZH SOLEIL-2 LLC,
as a Term Loan Lender

By:
Name:
Title:

GUARANTORS' CONSENT AND AGREEMENT

As an inducement to Administrative Agent and Lenders to execute, and in consideration of Administrative Agent's and Lenders' execution of the foregoing, the undersigned hereby consent thereto and agree that the same shall in no way release, diminish, impair, reduce or otherwise adversely affect the respective obligations and liabilities of each of the undersigned under each Guaranty described in this Agreement, or any agreements, documents or instruments executed by any of the undersigned to create liens, security interests or charges to secure any of the indebtedness under the Loan Papers, all of which obligations and liabilities are, and shall continue to be, in full force and effect. This consent and agreement shall be binding upon the undersigned, and the respective successors and assigns of each, and shall inure to the benefit of Administrative Agent and Lenders, and respective successors and assigns of each.

Vail Resorts, Inc.

Vail Holdings, Inc.

Beaver Creek Associates, Inc.

Beaver Creek Consultants, Inc.

Beaver Creek Food Services, Inc.

Breckenridge Resort Properties, Inc.

Complete Telecommunications, Inc.

GHTV, Inc.

Gillett Broadcasting, Inc.

Grand Teton Lodge Company

Heavenly Valley, Limited Partnership

Jackson Hole Golf and Tennis Club, Inc.

JHL&S LLC

Keystone Conference Services, Inc.

Keystone Development Sales, Inc.

Keystone Food & Beverage Company

Keystone Resort Property Management Company

Larkspur Restaurant & Bar, LLC

Lodge Properties, Inc.

Lodge Realty, Inc.

Mountain Thunder, Inc.

Property Management Acquisition Corp., Inc.

Rockresorts International, LLC

Rockresorts LLC

Rockresorts Cheeca, LLC

Rockresorts Equinox, Inc.

Rockresorts LaPosada, LLC

Rockresorts Casa Madrona, LLC

Rockresorts Rosario, LLC

Teton Hospitality Services, Inc.

The Village at Breckenridge Acquisition Corp., Inc.

Timber Trail, Inc.

VA Rancho Mirage I, Inc.

VA Rancho Mirage II, Inc.

VA Rancho Mirage Resort, L.P.

Vail/Arrowhead, Inc.

Vail Associates Holdings, Ltd.

Vail Associates Investments, Inc.

Vail Associates Real Estate, Inc.

Vail/Beaver Creek Resort Properties, Inc.

Vail Food Services, Inc.

Vail Resorts Development Company

Vail RR, Inc.

Vail Summit Resorts, Inc.

Vail Trademarks, Inc.

VAMHC, Inc.

VR Heavenly I, Inc.

VR Heavenly II, Inc.

VR Holdings, Inc.

By:

Name:________________________________________

Title:_________________________________________